Execution Version

SECURITIES PURCHASE AGREEMENT
between
ADVANCED EMISSIONS SOLUTIONS, INC.
a Delaware corporation,
and
ARQ LIMITED
a Jersey limited company
Dated as of February 1, 2023

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-ii-

Exhibits
Exhibit A	Definitions
Exhibit B	Purchased Subsidiaries
Exhibit C	Preferred Stock Designation
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Escrow Agreement

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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2023, by and between ADVANCED EMISSIONS SOLUTIONS, INC., a Delaware corporation (“ADES”) and ARQ LIMITED, a company incorporated under the laws of Jersey (“Arq”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    Arq owns all the issued and outstanding equity interests of the entities set forth on Exhibit B hereto (such entities, the “Purchased Subsidiaries” and such interests, the “Purchased Interests”).
B.    ADES desires to purchase the Purchased Interests from Arq, and Arq desires to sell the Purchased Interests to ADES, in exchange for consideration consisting of (i) 3,814,864 shares of common stock, par value $0.001 per share, of ADES (the “ADES Common Stock” and such shares so issued to Arq, the “Common Share Consideration”), which has an estimated fair market value as of the execution of this Agreement of $3.06 per share with final fair value as of the date hereof to be determined after the Closing based on the closing price of the ADES Common Stock on the Closing Date and (ii) 5,294,462 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of ADES (the “ADES Series A Convertible Preferred Stock” and such shares so issued to Arq, the “Preferred Share Consideration”), which has an estimated fair market value of $3.18 per share as of the execution of this Agreement with final fair value as of the date hereof to be determined after the Closing based on the closing price of the ADES Common Stock on the Closing Date (utilizing the same methodology used to determine the foregoing valuation), in each case, upon the terms and subject to the conditions hereinafter set forth.
C.    The board of directors of ADES (the “ADES Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of ADES and its stockholders, (ii) approved and declared advisable this Agreement and the transaction contemplated hereby and (iii) approved, adopted, declared advisable and authorized in all respects the Certificate of Designation of Preferred Stock (the “Preferred Stock Designation”) in the form attached hereto as Exhibit C.
D.    The board of directors of Arq (the “Arq Board”), has determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Arq and its stockholders, and approved and declared advisable the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
E.    Prior to the execution of this Agreement, holders of a majority of the outstanding Arq Ordinary Shares (as defined herein) have approved the execution and delivery of this Agreement by Arq and the consummation of this transactions contemplated hereby.
F.    Contemporaneously with the execution and delivery of this Agreement, ADES, Arq and the other parties thereto have entered into the registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);
G.    Prior to the execution of this Agreement, Arq entered into separate contribution agreements with Arq LLC and Arq UK Management Ltd. (the “Contribution Agreements”) pursuant to which (i) Arq contributed certain of its assets to Arq LLC and (ii) Arq LLC assumed the liabilities of Arq described therein, and (ii) Arq contributed the remainder of its assets to Arq UK Management Ltd. and Arq UK Management Ltd. assumed the liabilities of Arq described therein (together, the “Pre-Closing Contribution”).

AGREEMENT
ACCORDINGLY, in consideration of good and valuable consideration which the Parties hereto acknowledge, ADES and Arq each severally for itself and not jointly, hereby agree as follows:
SECTION 1
PURCHASE AND SALE OF THE PURCHASED INTERESTS
1.1Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing Arq shall sell, convey, assign, transfer and deliver to ADES, all of the Purchased Interests, free and clear of all Encumbrances, other than Encumbrances arising under applicable securities Laws, and ADES, in reliance upon the representations and warranties of Arq contained herein, shall purchase the Purchased Interests in exchange for the ADES Closing Stock Consideration (the “Purchased Interests Acquisition”).
1.2Closing.
(a)The sale and purchase of the Purchased Interests will take place at a closing (the “Closing”) to be held remotely via the exchange of documents and signature pages on the date hereof. The day on which the Closing takes place is referred to as the “Closing Date.”
(b)At the Closing:
(i)ADES shall file in the office of the Secretary of State of the State of Delaware the Preferred Stock Designation;
(ii)ADES shall deliver or cause to be delivered to Arq the ADES Closing Stock Consideration in book entry form, together with an executed certificate of the ADES transfer agent, certifying as to the book entry issuance thereof;
(iii)Provided that Arq has delivered to ADES (x) a FIRPTA Application Notice and (y) a copy of the related application for a FIRPTA Withholding Certificate (including an IRS Form 8288-B and any supporting work papers) duly filed with the IRS, in each case, in form and substance reasonably acceptable to ADES (together with such FIRPTA Application Notice, the “FIRPTA Application Documentation”), ADES shall deposit or cause to be deposited the Escrow Shares in an account with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;
(iv)ADES shall deliver to Arq an executed counterpart of:
(A)the Registration Rights Agreement; and
(B)the Escrow Agreement;
(v)Arq shall deliver or cause to be delivered to ADES certificates representing the Purchased Interests, duly endorsed in blank or accompanied by stock powers or other applicable assignment documents duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and
(vi)Arq shall deliver to ADES an executed counterpart of:
(A)the Registration Rights Agreement; and
(B)the Escrow Agreement;

(vii)Arq will deliver or cause to be delivered to ADES the resignations of all of the directors and officers of each Arq Subsidiary, effective as of the Closing, except for such directors and officers that ADES specifies in writing to Arq prior to the Closing Date;
(viii)Arq will deliver evidence of the termination of each Contract set forth on Section 1.2(b)(viii) of the Arq Disclosure Schedule (including any liabilities thereunder), in each case, in form and substance reasonably satisfactory to ADES; and
(ix)Arq will deliver evidence of the completion of the 401(k) Plan Termination.
1.3Further Assurances. If at any time before or after the Closing, ADES or Arq reasonably believes that any further instruments, deeds, documents, conveyances, assignments or assurances (including any consents, notices or permits) are reasonably necessary or desirable to consummate the Contemplated Transactions or to carry out the purposes and intent of this Agreement at or after the Closing, then ADES and Arq and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
1.4Withholding. Subject to Section 4.4, ADES and its Affiliates (and any agent of the foregoing) shall be entitled to deduct and withhold from any consideration or other amount otherwise payable pursuant to this Agreement such amounts, if any, as it is reasonably determines are required to be deducted or withheld with respect to the making of such payment under the applicable Law, and any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Withholding pursuant to FIRPTA by ADES and its Affiliates (and any agent of the foregoing) with respect to amounts payable at the Closing shall be subject to Section 4.4.
1.5Allocation. The allocation of the ADES Total Stock Consideration among the Purchased Interests shall be as follows: 0% to Wharncliffe Asset Management LLC; 0% to Spate Holdings LLC; 21% to Arq IP Limited; 78% to Arq LLC; 1% to Arq UK Management Ltd; 0% to Arq International Ltd; and 0% to Arq Series B, LLC. The Parties shall, for all Tax purposes, report the Purchased Interests Acquisition consistently with this Section 1.5 and shall not take any position during the course of any audit or other action inconsistent with this Section 1.5, except, in each case, to the extent otherwise required by a change in Law or pursuant to a final determination of a Governmental Body.
SECTION 2
REPRESENTATIONS AND WARRANTIES REGARDING ARQ
Except as set forth in the disclosure schedule delivered by Arq to ADES (the “Arq Disclosure Schedule”) and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein, Arq represents and warrants to ADES as follows:
2.1Due Organization; Subsidiaries
(a)Arq is a company incorporated under the laws of Jersey, is validly existing and in good standing under the Laws of Jersey and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each of Arq and its Subsidiaries has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. There is no pending or, to the Knowledge of Arq, threatened in writing proceeding for the dissolution, liquidation or insolvency of Arq.

(b)Arq and each of its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Arq Material Adverse Effect.
(c)Section 2.1(c) of the Arq Disclosure Schedule sets forth a complete and accurate list of (i) each Subsidiary of Arq (each, an “Arq Subsidiary” and collectively the “Arq Subsidiaries”) and (ii) each equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Entity owned directly or indirectly by Arq. Other than as set forth in Section 2.1(c) of the Arq Disclosure Schedule, neither Arq nor any Arq Subsidiary is a party to, member of or participant in any partnership, joint venture or similar business entity or hold any equity or economic interest in any Person other than those Persons set forth in Section 2.1(c) of the Arq Disclosure Schedule. Neither Arq nor any Arq Subsidiary has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Arq nor any Arq Subsidiary has, in the past five (5) years, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
2.2Organizational Documents. Arq has made available to ADES true and complete copies of the Organizational Documents of Arq and each Arq Subsidiary in effect as of the date of this Agreement. Neither Arq nor any Arq Subsidiary is in material breach or violation of their respective Organizational Documents.
2.3Authority; Binding Nature of Agreement.
(a)Arq has all requisite power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The Arq Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Arq and its shareholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Arq’s shareholders vote to approve this Agreement and the Contemplated Transactions. Following such approval by the Arq Board, holders of a majority of the outstanding Arq Ordinary Shares (as defined herein) approved the execution and delivery of this Agreement by Arq and the consummation of the Contemplated Transactions.
(b)This Agreement has been duly executed and delivered by Arq and, assuming the due authorization, execution and delivery by ADES, constitutes the legal, valid and binding obligation of Arq, enforceable against Arq in accordance with its terms, subject to the Enforceability Exceptions.
2.4Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement by Arq, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly:
(a)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Arq or any of its Subsidiaries;
(b)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law to which Arq, any of its Subsidiaries, or any of their respective assets is subject, except as would not reasonably be expected to be material to Arq or any of its Subsidiaries or the business of Arq and its Subsidiaries as currently conducted (the “Arq Business”);

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Arq or any of its Subsidiaries, except as would not reasonably be expected to be material to Arq or any of its Subsidiaries or the Arq Business;
(d)contravene, conflict with or result in a violation or breach of, or result in a default under (with or without notice or lapse of time), any provision of any Arq Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Arq Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Arq Material Contract; (iii) accelerate the maturity or performance of any Arq Material Contract; or (iv) cancel, terminate or modify any term of any Arq Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Arq or any of its Subsidiaries (except for Permitted Encumbrances);
(f)except in the case of each of clauses (b) through (e), for any such conflicts, breaches, violations, defaults, losses, terminations, accelerations, liens rights or other occurrences that have not had, and would not individually or in the aggregate, reasonably be expected to be material to Arq and its Subsidiaries, taken as a whole.
Except for (i) the filings and notices set forth on Section 2.4 of the Arq Disclosure Schedule, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, and (iii) such filings as necessary to comply with the applicable requirements of the NASDAQ Global Market, neither Arq nor any of its Subsidiaries is, nor will they be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (y) the execution, delivery or performance of this Agreement, or (z) the consummation of the Contemplated Transactions which, if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Arq to consummate the Contemplated Transactions.
2.5Capitalization.
(a)As of the date hereof Arq is authorized by its Organizational Documents to issue up to 800,000,000 shares of its Ordinary shares, par value $0.10 per share (the “Arq $0.10 Ordinary Shares”), 6,000,000 shares of its Ordinary shares, par value $0.001 per share (the “Arq $0.001 Ordinary Shares” and, together with the Arq $0.10 Ordinary Shares, the “Arq Ordinary Shares”), 150,000,000 of its Series B Preferred Shares, par value $0.10 per share (the “Arq Series B Preferred Shares”), and 350,000,000 of its Series C Preferred Shares, par value $0.01 per share (the “Arq Series C Preferred Shares”, and, together with the Arq Series B Preferred Shares, the “Arq Preferred Shares”). There are 429,985,241.9 Arq $0.10 Ordinary Shares issued and outstanding, 3,140,077.2 Arq $0.001 Ordinary Shares issued and outstanding, no Arq Series B Preferred Shares issued and outstanding and no Arq Series C Preferred Shares issued and outstanding as of the date hereof.
(b)Section 2.5(b) of the of the Arq Disclosure Schedule contains a correct and complete list of outstanding options (“Arq Options”) and warrants (“Arq Warrants”), including (A) the name of the holder or other identifiable identifier, (B) the date of grant or issuance, (C) the vesting criteria, and (D) the number of Arq Shares underlying such Arq Options or Arq Warrants and (E) the strike price of such Arq Option or Arq Warrant, in each case as of the date hereof.
(c)Other than as described in Section 2.5(a) and Section 2.5(b), Arq does not have any issued or outstanding securities as of the date hereof.
(d)Except as set forth on Section 2.5(b) of the Arq Disclosure Schedule, Arq does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(e)All of the issued shares of Arq have been validly issued and are fully paid, non-assessable and free of any preemptive rights. Other than as set forth on Section 2.5(b) of the Arq Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Arq or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into exchangeable for any shares of the capital stock or other securities of Arq or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Arq. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Arq or any of its Subsidiaries. Except as set forth on Section 2.5(e) of the Arq Disclosure Schedule, there are no voting trusts, proxies or other contracts or understandings with respect to the voting or transfer of any of the shares of Arq. None of the outstanding shares of Arq were issued in violation of any applicable Law.
(f)Each of the outstanding shares of capital stock or membership interests of each of Arq’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Arq or another wholly-owned Subsidiary of Arq and are owned free and clear of all Encumbrances of any nature whatsoever. Section 2.5(f) of the Arq Disclosure Schedule sets forth a true and complete list of each Subsidiary of Arq and its jurisdiction of incorporation or organization. Except as set forth Section 2.5(f) of the Arq Disclosure Schedule, there are no outstanding or authorized (i) securities of any Subsidiaries of Arq convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (ii) options or other rights to acquire from any Subsidiary of Arq, and no obligation of any Subsidiary of Arq to issue, any capital stock, voting or non-voting securities or securities convertible into or exchangeable for capital stock or voting or non-voting securities of such Subsidiary. Neither Arq nor any of its Subsidiaries own or have the power to vote or hold the right to acquire nor have the obligation to contribute capital to, or in respect of, the shares of capital stock or other equity securities or joint venture interest of any Person (other than Arq’s Subsidiaries).
2.6Financial Statements.
(a)Arq has delivered to ADES true and complete copies of (i) the audited balance sheets for Arq and its Subsidiaries as of December 31, 2020 and December 31, 2021 and the related statements of income and cash flows for the years then ended (the “Arq Year-End Financial Statements”), and (ii) the unaudited balance sheet for Arq and its Subsidiaries as November 30, 2022 and the related statements of income and cash flows for the eleven months ended November 30, 2022 (the “Arq Interim Financial Statements”, and, together with the Arq Interim Financial Statements, the “Arq Financial Statements”). The Arq Year-End Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Arq and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The Arq Interim Financial Statements have been prepared in accordance with the books and records of Arq, which have been maintained in a manner consistent with historical practice, and fairly present in all material respects the consolidated financial position of Arq and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. Except for obligations or liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, Arq and its Subsidiaries have no liabilities, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) that are not fully reflected or provided for on the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, Arq and its Subsidiaries have not experienced any Arq Material Adverse Effect.
(b)Since the date of the Most Recent Balance Sheet through the date of this Agreement, there has been no material change in Arq’s or its Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Arq Financial Statements in accordance with IFRS. Except as have been described in the Arq Financial Statements, there are no unconsolidated Subsidiaries of Arq or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(c)Since January 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Arq or the board of directors of Arq or any committee thereof.
2.7Absence of Changes. Except as otherwise contemplated or permitted by this Agreement, and except as set forth on Section 2.7 of the Arq Disclosure Schedule, between December 31, 2021 and the date of this Agreement (i) Arq and its Subsidiaries have conducted the Arq Business only in the Ordinary Course of Business (except for the execution and performance of this Agreement, the discussions, negotiations and transactions related thereto and any actions taken or omitted to be taken by Arq or any of its Subsidiaries in connection with COVID-19 or any COVID-19 Measures), (ii) there has not been any Arq Material Adverse Effect, (iii) the Purchased Subsidiaries have not taken any of the following actions:
(a)sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (A) any capital stock or other security of Arq, (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Arq;
(b)amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(c)formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;
(d)(A) loaned money to any Person, (B) incurred or guaranteed any indebtedness for borrowed money, (C) guaranteed any debt securities of others, or (D) made any capital expenditure or commitment other than in the Ordinary Course of Business in excess of $250,000 individually, or in the aggregate; or
(e)agreed, resolved or committed to do any of the foregoing, and (iv) Arq and its Subsidiaries have not taken any of the following actions:
(a)other than as required by applicable Law or the terms of any Arq Benefit Plan: (A) adopted, terminated, established or entered into any Arq Benefit Plan; (B) caused or permitted any material Arq Benefit Plan to be amended in any respect other than in the Ordinary Course of Business; (C) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities made in the Ordinary Course of Business consistent with past practice; (D) increased the severance or change of control benefits offered to any Key Employee, director or consultant or (E) hired, terminated without cause or gave notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;
(b)sold, leased or otherwise irrevocably disposed of any of its material assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except (A) in the Ordinary Course of Business, (B) pursuant to Material Contracts, or (C) sales of Arq products and services, inventory, or used equipment in the Ordinary Course of Business consistent with past practice;
(c)sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(d)changed or revoked any material Tax election, filed any amendment making any material change to any Tax Return, settled or compromised any material Tax liability, entered into any Tax Sharing Agreement, requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any material amount of Taxes (other than in connection with any extension of time to file any Tax Return), or changed any material accounting method in respect of Taxes (except as required by GAAP or applicable Law);
(e)(A) terminated any Arq Material Contract or (B) entered into or materially amended any Arq Material Contract if such proposed Arq Material Contract or amendment to an Arq Material Contract (x) was not in the Ordinary Course of Business or (y) was in the Ordinary Course of Business but payments thereunder are expected to exceed $250,000, individually or in the aggregate;
(f)other than as required by Law or GAAP, taken any action to change accounting policies or procedures;
(g)declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted to any employee, director or consultant of Arq);
(h)recognized any labor union, labor organization, or similar Person;
(i)acquired (by merger, consolidation, acquisition of stock or assets or otherwise) or authorized or announced an intention to so acquire, directly or indirectly, any Person, any material equity interest in such Person or all or a material portion of the assets of such Person, if the aggregate amount of consideration paid or transferred by Arq and its Subsidiaries would exceed $5,000,000;
(j)made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $250,000, individually or in the aggregate; or
(k)agreed, resolved or committed to do any of the foregoing.
2.8Absence of Undisclosed Liabilities. As of the date hereof, Arq and its Subsidiaries have no liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured required to be reflected in the financial statements in accordance with IFRS (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Arq Financial Statements; (b) normal and recurring current Liabilities that have been incurred by Arq or its Subsidiaries since the date of the Most Recent Balance Sheet in the Ordinary Course of Business and which are not material in amount; (c) Liabilities for performance of obligations of Arq or its Subsidiaries under any Contract (other than for breach thereof) to the extent not required by IFRS to be reflected on a balance sheet; (d) Liabilities incurred in connection with the Contemplated Transactions, or (e) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Arq and its Subsidiaries taken as a whole.
2.9Title to Assets; Sufficiency. Except as would not, individually or in the aggregate, reasonably be expected to be, individually or in the aggregate, material to Arq and its Subsidiaries taken as a whole: (a) an Arq Subsidiary owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment necessary to conduct the businesses of Arq and its Subsidiaries as currently conducted, free and clear of any Encumbrances, other than Permitted Encumbrances; and (b) the assets shown in the Arq Financial Statement constitute all of the business, assets, properties, contractual rights, going concern value, goodwill, rights and claims of whatsoever kind and nature, real or personal, tangible or intangible that are used or held for use in the Arq Business, as such respective businesses have been conducted. No representation is made under this Section 2.9 with respect to any intellectual property or intellectual property rights, which are the subject of Section 2.11.
2.10Real Property; Leasehold. Neither Arq nor its Subsidiaries own nor have ever owned any real property. Arq has made available to ADES (a) an accurate and complete list of all real properties with respect to which Arq or its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Arq or its Subsidiaries, and (b) copies of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) under which any such real property is possessed (the “Arq Real Estate Leases”), each of which is in full force and effect and is legal, valid and binding on each party thereto. To the Knowledge of Arq, there is no existing material default under any Arq Real Estate Lease by any party thereto and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Arq Real Estate Lease. The Arq Subsidiaries’ use and operation of each such leased property conforms to all applicable Laws in all material respects, and an Arq Subsidiary has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances. Neither Arq nor its Subsidiaries has received written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties. The applicable Arq Subsidiary’s possession and quiet enjoyment of the leased real property under each Arq Real Estate Lease has not been disturbed, and to the Knowledge of Arq, there are no material disputes with respect to any Arq Real Estate Lease. Neither Arq nor its Subsidiaries have collaterally assigned or granted any other security interest in any Arq Real Estate Lease or any interest therein that would reasonably be expected to be, individually or in the aggregate, material to Arq and its Subsidiaries, taken as a whole.
2.11Intellectual Property.
(a)An Arq Subsidiary, owns, or has the legal and valid right to use, as currently being used by the applicable Arq Subsidiary, all Company IP Rights, and with respect to Company IP Rights that are owned by an Arq Subsidiary, has the right to bring actions for the infringement of such Company IP Rights, in each case except subject to the terms of the license agreements set forth on Section 2.11(c) of the Arq Disclosure Schedule, for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to be material to the Arq Business.
(b)Section 2.11(b) of the Arq Disclosure Schedule sets forth an accurate, true and complete listing of (i) all Company IP Rights that are owned by the Arq Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and Trademarks (including domain names) and all applications for any of the foregoing, (ii) all Company IP Rights that are exclusively licensed to an Arq Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and Trademarks (including domain names) and (iii) all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction number, date, and status of the mark, application and/or registration. Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. Arq does not own or have any interest in any Company IP Rights.

(c)Section 2.11(c) of the Arq Disclosure Schedule accurately identifies (i) all material Contracts pursuant to which Company IP Rights are licensed to an Arq Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, an Arq Subsidiary’s products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to the applicable Arq Subsidiary are exclusive or non-exclusive. For purposes of greater certainty, the term “license” in this Section 2.11(c) and in Section 2.11(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.
(d)Section 2.11(d) of the Arq Disclosure Schedule accurately identifies each material Contract pursuant to which Arq or any of its Subsidiaries has granted any license under, or any right (whether or not currently exercisable) or interest in, any Company IP Rights to any Person.
(e)Except as set forth in Section 2.11(d) of the Arq Disclosure Schedule, neither Arq nor any of its Subsidiaries is bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of any Arq Subsidiary to use, exploit, assert, enforce, sell, transfer or dispose of any such Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Arq Subsidiaries as currently conducted or planned to be conducted.
(f)An Arq Subsidiary is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to an Arq Subsidiary, as identified in Section 2.11(c) of the Arq Disclosure Schedule, (ii) any non-customized software that (A) is licensed to an Arq Subsidiary solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, an Arq Subsidiary’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)Each Person who is or was an employee or contractor of Arq or its Subsidiaries and who is or was involved in the creation or development of any material Company IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to an Arq Subsidiary and confidentiality provisions protecting confidential information of the Arq Subsidiaries.
(ii)Arq and its Subsidiaries have taken all commercially reasonable and appropriate steps to preserve the confidentiality of all proprietary information that Arq or its Subsidiaries holds, or purports to hold, as a material Trade Secret, except where Arq or a Subsidiary has made a reasonable business decision to no longer maintain a particular Trade Secret.
(iii)Except as set forth in Section 2.11(f)(iii) of the Arq Disclosure Schedule, neither Arq nor its Subsidiaries have sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Company IP Rights to any third party, and there exists no obligation by Arq or its Subsidiaries to assign or otherwise transfer any of the Company IP Rights to any third party.
(iv)Those Company IP Rights that have either been registered or for which applications have been submitted are valid, subsisting and, to the Knowledge of Arq, enforceable. The Company IP Rights constitute all Intellectual Property necessary for the Arq Subsidiaries to conduct their respective businesses as currently conducted.

(g)To the Knowledge of Arq, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Arq or its Subsidiaries, the operation of Arq’s business and Company IP Rights, do not violate any license or agreement between Arq or its Subsidiaries and any third party, and do not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property right of any third party. To the Knowledge Arq, no third party is infringing upon any Company IP Rights or violating any license or agreement between Arq or its Subsidiaries and such third party, except as would not reasonably be expected to have, individually or in the aggregate, an Arq Material Adverse Effect.
(h)There is no current or pending Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights or products or technologies, and Arq and its Subsidiaries have not received any written notice asserting that any such Company IP Rights, or Arq’s or its Subsidiaries’ right to use, sell, license or dispose of any such Company IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.
(i)Arq and its Subsidiaries and the conduct of the Arq Business are in compliance in all material respects with, and in the past five (5) years, have been in compliance in all material respects with all Data Security Requirements and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other notices received relating to Data Security Requirements. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.
2.12Agreements, Contracts and Commitments.
(a)Section 2.12(a) of the Arq Disclosure Schedule identifies each of the material Contracts in effect as of the date of this Agreement to which Arq or any of its Subsidiaries (each, an “Arq Company”) is a party, in one or more of the following categories (the “Arq Material Contracts”):
(i)each Contract that is a supplier, vendor or other Contract related to the products or services of an Arq Company, including those relating to sales, distribution, marketing, packaging or formulation of products or services, that provide for payment by Arq and its Subsidiaries in excess of $500,000 annually;
(ii)each Contract that is a lease or similar contract with any Person under which (A) an Arq Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $500,000, or (B) an Arq Company is a lessor or sublessor of, any tangible personal property owned or leased by such Arq Company;
(iii)each Contract that is an employment or consulting contract (in each case with respect to which an Arq Company has continuing obligations as of the date hereof, including change in control benefits or severance benefits) with any current or former (A) officer of such Arq Company, (B) member of the board of directors (or similar governing body) of such Arq Company or (C) employee of such Arq Company providing for an annual base salary in excess of $250,000;
(iv)each Contract with any labor union or association representing any employee of an Arq Company;
(v)each Contract for the sale of any of the assets of any of an Arq Company (other than in the Ordinary Course of Business) or for the grant to any Person of any preferential right to purchase any such assets;

(vi)each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(vii)each Contract containing (A) any covenant limiting the freedom of an Arq Company to engage in any line of business or compete with any Person, (B) any exclusivity obligations of Arq or of its Subsidiaries;
(viii)each Contract for the disposition or acquisition of (A) assets that would reasonably be expected to result in the receipt or making by ADES or any of its Subsidiaries of future payments in excess of $500,000, or (B) any ownership interest in any Entity;
(ix)each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements, guarantees or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of an Arq Company in excess of $100,000 or any loans or debt obligations with officers or directors of an Arq Company;
(x)each Contract relating to any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which an Arq Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which an Arq Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by such Arq Company;
(xi)each Contract to license any third party to manufacture or produce any product, service or technology of an Arq Company or any Contract to sell, distribute or commercialize any products or service of an Arq Company;
(xii)each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to an Arq Company in connection with the Contemplated Transactions;
(xiii)each Arq Real Estate Lease;
(xiv)each Contract with any Governmental Body that is material to the operation of the business of Arq and its Subsidiaries, taken as a whole, as currently conducted;
(xv)each Company IP Rights Agreement required to be listed on Section 2.11(c) or Section 2.11(d) of the Arq Disclosure Schedule;
(xvi)each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of an Arq Company;
(xvii)each Contract to which Arq Limited is a party;
(xviii)each Contract being transferred by Arq pursuant to the Contribution Agreements; or
(xix)any other Contract that is not terminable at will (with no penalty or payment) by an Arq Company, as applicable, and which involves payment or receipt by an Arq Company after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate.

(b)Arq has delivered or made available to ADES accurate and complete copies of all Arq Material Contracts or, in the case of oral Arq Material Contracts, an accurate summary of the material terms thereof, including all amendments thereto. Except as set forth in Section 2.12(b) of the Arq Disclosure Schedule, there are no Arq Material Contracts that are not in written form. No Arq Company has, nor to the Knowledge of Arq, as of the date of this Agreement has any other party to an Arq Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Arq Material Contract in such manner as would permit any other party to cancel or terminate any such Arq Material Contract, or would permit any other party to seek damages that would reasonably be expected to be material to Arq, any of its Subsidiaries or the Arq Business. As to each Arq Company, as of the date of this Agreement, each Arq Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. Upon the Closing, an Arq Subsidiary will be a party to each Arq Material Contract.
2.13Compliance; Permits; Restrictions.
(a)Arq and each of its Subsidiaries is and since its formation has been in compliance, in all material respects, with all Laws applicable to it, its Subsidiaries or their respective business, property or assets except where non-compliance would not, individually or in aggregate, reasonably be expected to have an Arq Material Adverse Effect.
(b)Section 2.13(b) of the Arq Disclosure Schedule lists all licenses, permits, registrations and similar items (“Registrations”) held by Arq and its Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to Arq and its Subsidiaries, taken as a whole. Except with respect to Environmental Laws (which are the subject of Section 2.18), Arq and its Subsidiaries have all Registrations required under applicable Law to conduct their respective businesses, except for any Registrations the absence of which would not, individually or in the aggregate, reasonably be expected to have an Arq Material Adverse Effect. Each of the Registrations of Arq and its Subsidiaries is valid and subsisting and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have an Arq Material Adverse Effect. To Arq’s Knowledge, no Governmental Body has threatened suspending or revoking any such Registrations or changing the marketing classification or labeling of Arq’s or its Subsidiaries’ products, except as would not, individually or in the aggregate, reasonably be expected to have an Arq Material Adverse Effect. Upon the Closing, all of the Registrations will be held solely by one or more Arq Subsidiaries.
(c)Arq and its Subsidiaries are each in compliance in all material respects with any and all Privacy Laws applicable to its business and, except as set forth on Section 2.13(c) of the Arq Disclosure Schedule, have not received any written notice of any claims or been charged with the violation of any such Privacy Laws, except as would not, individually or in the aggregate, reasonably be expected to have an Arq Material Adverse Effect.
2.14Customers and Suppliers.
(a)Section 2.14(a) of the Arq Disclosure Schedule sets forth a list of the five largest customers (the “Material Customers”) and the five largest suppliers (the “Material Suppliers”) of the business of Arq and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2020 and the period between January 1, 2021 and December 31, 2021, showing the approximate sales by Arq and its Subsidiaries to each such customer and the approximate total purchases by Arq and its Subsidiaries from each such supplier, during such period. For purposes of this Agreement, “customers” shall include distributors of Arq and its Subsidiaries, and any other Person that purchases materials, products or services directly from Arq and its Subsidiaries.
(b)Since December 31, 2018, no Material Customer or Material Supplier has terminated its relationship with Arq or any of its Subsidiaries or materially reduced or changed the pricing or other terms of its business with Arq or its Subsidiaries, no Material Customer or Material Supplier has notified Arq or its Subsidiaries that the Material Customer or Material Supplier intends to terminate or materially reduce or change the pricing or other terms of its business in a manner adverse to Arq or its Subsidiaries.

2.15Proceedings; Orders.
(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Arq Subsidiaries taken as a whole, as of the date of this Agreement, there is no pending Proceeding and, to the Knowledge of Arq, no Person has threatened in writing to commence any Proceeding that: (i) involves (A) Arq or any of its Subsidiaries, (B) any Arq Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Arq or its Subsidiaries; (ii) challenged or questioned the legal right of Arq or its Subsidiaries to conduct its operations as presently conducted or (iii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)There is no outstanding order of any Governmental Body to which Arq or any of its Subsidiaries or any of the assets owned or used by Arq or its Subsidiaries is subject that would reasonably be expected to be, individually or in the aggregate, material to Arq and its Subsidiaries, taken as a whole. To the Knowledge of Arq, no officer or other Key Employee of Arq or its Subsidiaries is subject to any order of any Governmental Body that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Arq Business or to any material assets owned or used by Arq or its Subsidiaries.
2.16Tax Matters.
(a)Arq and each of its Subsidiaries has timely filed with the appropriate Governmental Body all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No material claim has ever been made by any Governmental Body in any jurisdiction where Arq or any of its Subsidiaries does not file Tax Returns or pay Taxes that Arq or any of its Subsidiaries is subject to taxation by that jurisdiction.
(b)All material amounts of Taxes due and payable by or on behalf of Arq or its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid.
(c)Since the date of the Most Recent Balance Sheet, neither Arq nor any of its Subsidiaries has incurred any Liability for Taxes outside the Ordinary Course of Business. The unpaid Taxes of Arq and its Subsidiaries (i) did not, as of the date of the Most Recent Balance Sheet, materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not materially exceed that reserve as adjusted through the passage of time through the Closing Date in accordance with the past custom and practice of Arq or its Subsidiaries, as applicable.
(d)Arq and its Subsidiaries have timely and properly withheld and remitted (i) all material Taxes required to have been withheld in connection with amounts paid or owing to any lender, equity holder, shareholder, employee, agent, creditor, nonresident, independent contractor or other third party and (ii) all material sales, use, ad valorem and value added Taxes, in each case, to the proper Governmental Body or other Person and in accordance with applicable Law.
(e)There are no Encumbrances for Taxes (other than Encumbrances described in clause (a) of the definition of Permitted Encumbrances) upon any of the assets of Arq and its Subsidiaries.
(f)No deficiencies for material Taxes with respect to Arq or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing that have not been fully and finally satisfied by payment, settlement, or withdrawal.

(g)There are no pending or ongoing audits, assessments or other actions for or relating to any liability in respect of any material Taxes of Arq or any of its Subsidiaries, and no written notice thereof has been received, and to the Knowledge of Arq, none are otherwise threatened by a Governmental Body.
(h)Neither Arq nor any of its Subsidiaries (or any of their predecessors) has waived or extended any statute of limitations in respect of any assessment or collection of any material Taxes or agreed to any extension of time for the assessment or collection of any material Tax.
(i)Except for Arq, LLC, neither Arq nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)Neither Arq nor any of its Subsidiaries is a party to any Tax Sharing Agreement.
(k)Neither Arq nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes requested or initiated on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) election under Section 965 of the Code or (viii) application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.
(l)Neither Arq nor any of its Subsidiaries is, or has ever been a member of a consolidated, combined or unitary Tax group (other than a group the common parent of which is Arq).
(m)Neither Arq nor any of its Subsidiaries has a material amount of Liability for any Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.
(n)Neither Arq nor any of its Subsidiaries has, in the past two (2) years, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(o)Neither Arq nor any of its Subsidiaries (i) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) is, or ever has been, resident in or subject to Tax in any country other than the country in which it is organized, or (iii) has, or has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or other taxable presence or other office or fixed place of business in a jurisdiction outside of the country in which it is organized or the United States, including any resulting from the activities of any third party agent of Arq or any of its Subsidiaries, including distributors.
(p)Neither Arq nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(q)Section 2.16(q) of the Arq Disclosure Schedule sets forth the entity classification of Arq and each of its Subsidiaries for U.S. federal income tax purposes. Neither Arq nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

For purposes of this Section 2.16, each reference to Arq or its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Arq or its Subsidiaries.
2.17Employee and Labor Matters; Benefit Plans.
(a)Section 2.17(a) of the Arq Disclosure Schedule is a list of all material Arq Benefit Plans. For purposes hereof, “Arq Benefit Plan” means each (i) material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) other material pension, retirement, deferred compensation, incentive compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, medical or dependent care expense reimbursement, retiree medical or life insurance, disability, group insurance, paid-time off, holiday, welfare, or fringe benefit plan, program, contract, agreement, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Arq or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of Arq or its Subsidiaries or under which Arq or any of its Subsidiaries has material Liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person). Arq has not agreed or committed to institute any other plan, program, arrangement or agreement that would be an Arq Benefit Plan if in effect as of the date of this Agreement, or to make any amendments to any of the Arq Benefit Plans (except as required by applicable Law).
(b)As applicable with respect to each Arq Benefit Plan, Arq has made available to ADES, true and complete copies of (i) each Arq Benefit Plan, including all amendments thereto, and in the case of an unwritten Arq Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the annual reports filed with any Governmental Body (e.g., Form 5500 and all schedules thereto) for each of the three years preceding the date of this Agreement, (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports and (vii) all material written communications within the last three (3) years between Arq or its Subsidiaries and the IRS or Department of Labor or other Governmental Body with respect to any Arq Benefit Plan.
(c)Each Arq Benefit Plan has been established, maintained, operated and administered in all material respects in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. All Arq Benefit Plans that constitute, or contain features that constitute, “deferred compensation” within the meaning of Section 409A of the Code have been operated at all times in compliance with such Code section in all material respects.
(d)Each Arq Benefit Plan intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or is the subject of a favorable opinion letter from the IRS which may be currently relied on to the effect that such plan is qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of Arq nothing has occurred that would reasonably be expected to adversely affect the qualification of such Arq Benefit Plan or the tax exempt status of the related trust.
(e)Neither Arq or any ERISA Affiliate maintains, contributes to, is required to contribute to or at any time in the past six (6) years has maintained, contributed to, or been required to contribute to, or has any Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)Except as would not have an Arq Material Adverse Effect, there are no pending audits or investigations by any Governmental Body involving any Arq Benefit Plan, and no pending or, to the Knowledge of Arq, threatened in writing claims (except for individual claims for benefits payable in the normal operation of the Arq Benefit Plans), suits or proceedings involving any Arq Benefit Plan, any fiduciary thereof or service provider thereto.
(g)No Arq Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law (at the sole cost of the applicable employee), neither Arq nor any of its Subsidiaries has not made a written or oral representation promising the same and neither Arq nor any Subsidiary has any material Liability for failure to comply with the benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(h)Neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any material payment becoming due to any current or former employee, director, officer, or independent contractor of Arq or its Subsidiaries, (ii) materially increase any amount of compensation or benefits otherwise payable under any Arq Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any material benefits under any Arq Benefit Plan (except as may be required by applicable Law), (iv) require any contribution or payment to fund any obligation under any Arq Benefit Plan or (v) limit the right to merge, amend or terminate any Arq Benefit Plan.
(i)Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including a termination of employment) could result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G(c) and the Treasury Regulations thereunder) with respect to Arq or its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G(b)(2) and the Treasury Regulations thereunder).
(j)Neither Arq nor any of its Subsidiaries has agreed or committed to any “gross up” or similar agreements or arrangements of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999 with any current or former employee, officer, director or independent contractor of Arq or its Subsidiaries.
(k)Neither Arq nor any of its Subsidiaries is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of Arq, purporting to represent or seeking to represent any employees of Arq or its Subsidiaries, including through the filing of a petition for representation election.
(l)Since December 31, 2018, except as would not have, individually or in the aggregate, an Arq Material Adverse Effect, Arq and each of its Subsidiaries has been in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as could not reasonably be expected to have, individually or in the aggregate, an Arq Material Adverse Effect, there are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of Arq, threatened in writing or reasonably anticipated against Arq or its Subsidiaries relating to any employee, applicant for employment, consultant, employment agreement or Arq Benefit Plan.
(m)There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any material strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of Arq, any union organizing activity, against Arq or its Subsidiaries.

(n)There is no Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of Arq, threatened in writing against Arq relating to labor, employment, employment practices, or terms and conditions of employment.
2.18Environmental Matters. Except as would not, individually or in the aggregate, reasonably be material to Arq and its Subsidiaries taken as a whole: (i) Arq and its Subsidiaries are, and since December 31, 2016 have been in compliance with all applicable Environmental Laws, which compliance includes the possession by Arq or its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) since December 31, 2016, Arq has not received any written notice which is pending and unresolved, whether from a Governmental Body or other Person, that alleges that Arq or its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Arq, there are no circumstances that would reasonably be expected to prevent or interfere with Arq compliance in any material respects with any Environmental Law; (iii) no current or (during the time a prior property was leased or controlled by Arq or its Subsidiaries) prior property leased or controlled by Arq or its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of Environmental Law. Prior to the date hereof, Arq has provided or otherwise made available to ADES true and correct copies of all material environmental reports, assessments, studies and audits in the possession or reasonable control of Arq with respect to any property leased or controlled by Arq or any business operated by it. The parties agree and acknowledge that this Section 2.18 shall be Arq’s sole and exclusive representations and warranties regarding environmental matters, Environmental Laws and Hazardous Materials.
2.19Transactions with Affiliates.
(a)Since January 1, 2020, there have been no material transactions or relationships between, on one hand, Arq or any of its Subsidiaries and, on the other hand, any (i) executive officer or director of Arq or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (ii) owner of more than five percent (5%) of the voting power of the outstanding equity interests of Arq or any of its Subsidiaries, (iii) to the Knowledge of Arq, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner, in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(b)Section 2.19(b) of the Arq Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between Arq or any of its Subsidiaries and any Affiliate of Arq, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.
2.20No Financial Advisors. Except as set forth on Section 2.20 of the Arq Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Arq or any of its Subsidiaries.
2.21Insurance. Arq has made available to ADES accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Arq and its Subsidiaries (the “Arq Insurance Policies”). Each material insurance policy of Arq and its Subsidiaries is in full force and effect and Arq and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Neither Arq nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Following the Closing, each Arq Subsidiary will continue to be an insured under each Arq Insurance Policy and will be entitled to make claims thereunder.

2.22Anti-Bribery. Since December 31, 2018, none of Arq or any of its Subsidiaries or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”), each only to the extent that they apply to Arq or any of its Subsidiaries. To the Knowledge of Arq, neither Arq nor any of its Subsidiaries is or has been, since December 31, 2018, the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws. Arq and its Subsidiaries have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Bribery Laws by Arq and its Subsidiaries and their respective directors, officers, employees and agents.
2.23Private Placement.
(a)Arq is acquiring the Common Share Consideration and the Preferred Share Consideration for its own account with no view to resell in connection with a distribution of such securities in violation of the Securities Act or other applicable securities laws. Arq acknowledges that the Common Share Consideration and the Preferred Share Consideration has not been registered under the Securities Act or any state securities laws and that the Common Share Consideration and the Preferred Share Consideration may not be offered, sold, transferred, pledged or otherwise disposed of unless such offer, sale, transfer, pledge or other disposition is pursuant to the terms of an effective registration statement under the Securities Act (whether under the Registration Rights Agreement or otherwise) or pursuant to an exemption from registration under the Securities Act and any applicable state laws.
(b)Arq (1) is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act, and (2) has been offered the opportunity to ask questions of ADES and receive answers thereto, each as it deems necessary in connection with its decision to receive the Common Share Consideration and the Preferred Share Consideration.
(c)Arq understands that upon the original issuance of the Common Share Consideration and the Preferred Share Consideration, and until such time as is no longer required under applicable requirements of the Securities Act or state securities laws, the book entries representing the Common Share Consideration and the Preferred Share Consideration, and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144A OR RULE 144 UNDER SUCH ACT, OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.
2.24Intercompany Arrangements. All intercompany accounts, balances, contracts and other arrangements between Arq, on the one hand, and any Arq Subsidiary, on the other hand, have been cancelled without any consideration paid by, or further liability to, such Arq Subsidiary and without the need for any further documentation.

2.25Anti-Money Laundering; Anti-Terrorism and Sanctions Laws.
(a)Neither Arq nor any of its Subsidiaries, their respective directors, officers or employees nor to the Knowledge of Arq, their respective agents, has violated or is in violation of any of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws in any material respect or has engaged in or conspired to engage in any transaction that has the purpose of evading or avoiding any of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws.
(b)Neither Arq nor any of its Subsidiaries, nor any officer, director, employees or principal shareholder or owner of Arq or any of its Subsidiaries, nor, to the Knowledge of Arq, Arq’s or any of Arq’s Subsidiaries’ respective agents acting or benefiting in any capacity in connection with the Contemplated Transactions, is a Restricted Person.
(c)Neither Arq nor any of its Subsidiaries, nor, to the Knowledge of Arq any of their respective agents acting in any capacity in connection with the Contemplated Transactions, (i) conducts any business with or for the benefit of any Restricted Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Restricted Person, to the extent such activity would result in a violation of Anti-Money Laundering, Anti-Terrorism and Sanctions Laws, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked, frozen or subject to blocking or asset freeze pursuant to any Sanctions Programs.
(d)Arq and its Subsidiaries employ risk-based, reasonable measures to ensure compliance with the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws by Arq and its Subsidiaries and their respective directors, officers, employees and agents.
2.26Disclaimer of Other Representations or Warranties. Except as previously set forth in this Section 2 or in any certificate delivered by Arq to ADES pursuant to this Agreement, ADES hereby acknowledges that neither Arq nor any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to Arq, any of its Subsidiaries, or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed by ADES.
2.27No Survival of Representations and Warranties. Arq acknowledges that the representations and warranties provided in Section 3 shall, immediately upon Closing, terminate and be of no further force or effect.
SECTION 3
REPRESENTATIONS AND WARRANTIES OF ADES
Except (a) as disclosed or reflected in the ADES SEC Documents filed or furnished after January 1, 2020 and at least two Business Days prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure schedule delivered by ADES to Arq (the “ADES Disclosure Schedule”) and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein, ADES represents and warrants to Arq as follows:
3.1Due Organization; Subsidiaries.
(a)ADES is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each of ADES and its Subsidiaries has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, and (iii) to perform its obligations under all Contracts by which it is bound. There is no pending or, to the Knowledge of ADES, threatened in writing proceeding for the dissolution, liquidation or insolvency of ADES.
(b)ADES and each of its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a ADES Material Adverse Effect.
(c)Section 3.1(c) of the ADES Disclosure Schedule sets forth a complete and accurate list of (i) each Subsidiary of ADES and (ii) each equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Entity owned directly or indirectly by ADES (other than equity interests, if any, held directly or indirectly by Highview). Other than as set forth in Section 3.1(c) of the ADES Disclosure Schedule, neither ADES nor any of its Subsidiaries (i) is a party to, member of or participant in any partnership, joint venture or similar business entity or (ii) holds any equity or economic interest in any Person other than those Persons set forth in Section 3.1(c) of the ADES Disclosure Schedule. Except as set forth in Section 3.1(c) of the ADES Disclosure Schedule, neither ADES nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither ADES nor any of its Subsidiaries has, in the past five (5) years, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2Organizational Documents. ADES has made available to Arq true and complete copies of the Organizational Documents of ADES and its Subsidiaries in effect as of the date of this Agreement. Neither ADES nor any of its Subsidiaries is in material breach or violation of their respective Organizational Documents.
3.3Authority; Binding Nature of Agreement.
(a)ADES has all requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. As of the date hereof, the ADES Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of ADES and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions.
(b)This Agreement has been duly executed and delivered by ADES and, assuming the due authorization, execution and delivery by Arq, constitutes the legal, valid and binding obligation of ADES, enforceable against ADES in accordance with its terms, subject to the Enforceability Exceptions.
3.4Non-Contravention; Consents. Except as set forth on Section 3.4 to the ADES Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by ADES, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly:
(a)contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of ADES or any of its Subsidiaries;
(b)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law to which ADES, any of its Subsidiaries, or any of their respective assets is subject, except as would not reasonably be expected to be material to ADES or any of its Subsidiaries or the business of ADES and its Subsidiaries as currently conducted (the “ADES Business”);

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by ADES or any of its Subsidiaries, except as would not reasonably be expected to be material to ADES or any of its Subsidiaries or the ADES Business;
(d)contravene, conflict with or result in a violation or breach of, or result in a default under (with or without notice or lapse of time), any provision of any ADES Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any ADES Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any ADES Material Contract; (iii) accelerate the maturity or performance of any ADES Material Contract; or (iv) cancel, terminate or modify any term of any ADES Material Contract except in the case of any non-material breach, default, penalty or modification; or
(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by ADES or its Subsidiaries (except for Permitted Encumbrances);
(f)except, in the case of clauses (b) through (e), for any such conflicts, breaches, violations, defaults, losses, rights or other occurrences that have not had and would not, individually or in the aggregate, reasonably be expected to have an ADES Material Adverse Effect.
Except for (i) the filings and notices set forth on Section 3.4 of the ADES Disclosure Schedule, (ii) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing of the Certificate of Designations pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, takeover and “blue sky” laws, ADES is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of ADES to consummate the Contemplated Transactions.
3.5Capitalization.
(a)The authorized capital stock of ADES consists of 100,000,000 shares of ADES Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (the “ADES Preferred Stock”). As of the date hereof and immediately prior to the Closing and the consummation of the PIPE Investment, (i) 23,788,319 shares of ADES Common Stock are issued (including 4,618,146.00 of which are held in ADES’ treasury) and 19,170,173 are outstanding, (ii) 1,372,196 shares of ADES Common Stock are reserved for issuance under the ADES Stock Plan, (iii) 7,657,179 shares of ADES Common Stock are reserved for issuance in connection with the Contemplated Transactions (including the shares of ADES Common Stock issuable upon conversion of the Preferred Share Consideration), (iv) no shares of ADES Preferred Stock are issued and outstanding and (v) 5,294,462 shares of ADES Preferred Stock are reserved for issuance in connection with the Contemplated Transactions.
(b)All of the outstanding shares of ADES Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Section 3.5(b) of the ADES Disclosure Schedule, none of the outstanding shares of ADES Common Stock is entitled or subject to any preemptive right, anti-dilutive rights, right of participation, right of maintenance or any similar right and none of the outstanding shares of ADES Common Stock is subject to any right of first refusal in favor of ADES. Except as set forth on Section 3.5(b) of the ADES Disclosure Schedule or as contemplated herein, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of ADES Common Stock. Except as set forth on Section 3.5(b) of the ADES Disclosure Schedule, ADES is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of ADES Common Stock or other securities.

(c)Except for the Incentive Plans, as amended from time to time (the “ADES Stock Plan”), and except as set forth on Section 3.5(c) of the ADES Disclosure Schedule, ADES does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 3.5(c) of the ADES Disclosure Schedule contains a correct and complete list of restricted shares, stock options, restricted stock units and performance stock units outstanding under the ADES Stock Plan as of the date hereof, including (A) the name of the holder or other identifiable identifier, (B) the date of grant, (C) the vesting criteria, and (D) the number of shares of ADES Common Stock underlying such awards (at target performance levels for any performance stock units), subject to any applicable Privacy Laws that restrict ADES’ ability to provide such information about each outstanding award.
(d)Except for the ADES Stock Plan and as otherwise set forth on Section 3.5(d) of the ADES Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of ADES or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of ADES or any of its Subsidiaries, or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of ADES. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to ADES or any of its Subsidiaries.
(e)Except as set forth on Section 3.5(e) of the ADES Disclosure Schedule, each of the outstanding shares of capital stock or membership interests of each of ADES’ Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by ADES or another wholly-owned Subsidiary of ADES and are owned free and clear of all Encumbrances of any nature whatsoever. Section 3.5(e) of the ADES Disclosure Schedule sets forth a true and complete list of each Subsidiary of ADES and its jurisdiction of incorporation or organization. Except as set forth on Section 3.5(e) of the ADES Disclosure Schedule, there are not outstanding or authorized (i) securities of any Subsidiaries of ADES convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (ii) options or other rights to acquire from any Subsidiary of ADES, and no obligation of any Subsidiary of ADES to issue, any capital stock, voting or non-voting securities or securities convertible into or exchangeable for capital stock or voting or non-voting securities of such Subsidiary.
(f)Except as set forth on Section 3.5(e) of the ADES Disclosure Schedule, neither ADES nor any of its Subsidiaries own or have the power to vote or hold the right to acquire nor have the obligation to contribute capital to, or in respect of, the shares of capital stock or other equity securities or joint venture interest of any Person (other than ADES’ Subsidiaries, the Tinuum Entities, and Highview).
(g)Prior to the Closing, ADES has submitted to the Nasdaq an additional listing application relating to the Common Share Consideration and has secured the Nasdaq’s approval of such additional listing application, subject to official notice of issuance.
3.6Financial Statements.
(a)The audited consolidated financial statements of ADES (including any related notes thereto) included in ADES’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ADES and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of ADES (including any related notes thereto) included in ADES’ Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2021 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of ADES and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments). Except for obligations or liabilities incurred in the Ordinary Course of Business since the date of the ADES Most Recent Balance Sheet, ADES has no liabilities, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) that are not fully reflected or provided for on the ADES Most Recent Balance Sheet. Since the date of the ADES Most Recent Balance Sheet, ADES has not experienced any ADES Material Adverse Effect.
(b)Other than as expressly disclosed in Section 3.6(b) of the ADES Disclosure Schedule, since the date of the ADES Most Recent Balance Sheet through the date of this Agreement, there has been no material change in ADES’ or its Subsidiaries’ accounting methods or principles that would be required to be disclosed in the ADES’ Financial Statements in accordance with GAAP. Except as have been described in the ADES Financial Statements, there are no unconsolidated Subsidiaries of ADES or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(c)ADES has established and maintained, at all times since January 1, 2021, a system of internal control over financial reporting as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Such internal controls include policies and procedures that are designed to (i) ensure the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of ADES, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of ADES are being made only in accordance with authorizations of management and directors of ADES and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of ADES’ assets that could have a material effect on its financial statements. ADES has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the ADES’ auditors and audit committee, (i) any significant deficiencies or material weaknesses in the system of internal control over financial reporting used by ADES and its Subsidiaries, which are reasonably likely to adversely affect ADES’ ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the ADES and its Subsidiaries, and (iii) any claim or allegation regarding any of the foregoing. ADES’ management has completed an assessment of the effectiveness of ADES’ internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment is described in the ADES Form 10-K for the year ended December 31, 2021. Neither ADES nor its principal executive officer or principal financial officer has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement.
(d)ADES maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. ADES’ disclosure controls and procedures are reasonably effective to ensure that all material information relating to ADES required to be disclosed in ADES’ periodic reports under the Exchange Act is made known to the ADES’ principal executive officer and its principal financial officer by others within ADES, and such disclosure controls and procedures are effective in timely alerting ADES’ principal executive officer and its principal financial officer to such information required to be included in ADES’ periodic reports required under the Exchange Act.
3.7Absence of Changes. Except as set forth on Section 3.7 of the ADES Disclosure Schedule and except as otherwise contemplated or permitted by this Agreement, between September 30, 2022 and the date of this Agreement, (a) ADES and its Subsidiaries have conducted the ADES Business only in the Ordinary Course of Business (except for the execution and performance of this Agreement, the discussions, negotiations and transactions related thereto and any actions taken or omitted to be taken by ADES or any of its Subsidiaries in connection with COVID-19 or any COVID-19 Measures), (b) there has not been any ADES Material Adverse Effect and (c) ADES and its Subsidiaries have not taken any of the following actions:

(a)declared, accrued, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the ADES Stock Plan or otherwise required by any ADES Stock Plan);
(b)sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (A) any capital stock or other security of ADES, (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of ADES, in each case other than pursuant to the vesting or settlement of ADES equity awards;
(c)amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(d)formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;
(e)(A) loaned money to any Person, (B) incurred or guaranteed any indebtedness for borrowed money, (C) incurred or guaranteed any debt securities of others, or (D) made any capital expenditure or commitment in excess of $250,000 except for those specifically and to the extent set forth in the capital expenditure budget as set forth in Section 3.7(e) of the ADES Disclosure Schedule, and in the case clauses (B) and (C), other than (1) guarantees by ADES of indebtedness of its wholly owned Subsidiaries or guarantees by its wholly owned Subsidiaries of indebtedness of ADES or any other wholly owned Subsidiary of ADES in the Ordinary Course of Business consistent with past practice and (2) capital lease obligations incurred in the Ordinary Course of Business;
(f)other than as required by applicable Law or the terms of any ADES Benefit Plan (including any retention arrangement entered into prior to the date of this Agreement and disclosed in Section 3.18(a) of the ADES Disclosure Schedule): (A) adopted, terminated, established or entered into any material ADES Benefit Plan other than in the Ordinary Course of Business; (B) caused or permitted any ADES Benefit Plan to be amended in any material respect other than in the Ordinary Course of Business; (C) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than increases in base salary and annual cash bonus opportunities and payments made in the Ordinary Course of Business consistent with past practice; (D) increased the severance or change of control benefits offered to any Key Employee, director or consultant, or (E) hired, terminated without cause or gave notice of termination without cause to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $200,000 per year;
(g)recognized any labor union, labor organization, or similar Person;
(h)acquired (by merger, consolidation, acquisition of stock or assets or otherwise) or authorized or announced an intention to so acquire, directly or indirectly, any Person, any material equity interest in such Person or all or a material portion of the assets of such Person, if the aggregate amount of consideration paid or transferred by ADES and its Subsidiaries would exceed $5,000,000;
(i)sold, leased or otherwise irrevocably disposed of any of its material assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except (A) in the Ordinary Course of Business, (B) pursuant to Material Contracts, or (C) sales of ADES products and services, inventory, or used equipment in the Ordinary Course of Business consistent with past practice;
(j)sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material ADES IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(k)changed or revoked any material Tax election, filed any amendment making any material change to any Tax Return, settled or compromised any material Tax liability, entered into any Tax Sharing Agreement, requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any material amount of Taxes (other than in connection with any extension of time to file any Tax Return), or changed any material accounting method in respect of Taxes (except as required by GAAP or applicable Law);
(l)entered into, materially amended or terminated any ADES Material Contract other than in the Ordinary Course of Business;
(m)made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $250,000 other than in the Ordinary Course of Business;
(n)other than as required by Law or GAAP, taken any action to change accounting policies or procedures; or
(o)agree, resolve or commit to do any of the foregoing.
3.8Absence of Undisclosed Liabilities. As of the date hereof, ADES and its Subsidiaries have no Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the ADES Balance Sheet; (b) Liabilities that have been incurred by ADES or its Subsidiaries since the date of the ADES Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance of obligations of ADES or its Subsidiaries under any Contract (other than for breach thereof) to the extent not required by GAAP to be reflected on a balance sheet; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities which would not reasonably be expected to have, individually or in the aggregate, a ADES Material Adverse Effect.
3.9Title to Assets; Sufficiency. Except as would not, individually or in the aggregate, have an ADES Material Adverse Effect: (a) ADES and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment necessary to conduct their respective businesses as currently conducted, free and clear of any Encumbrances, other than Permitted Encumbrances; and (b) the assets shown in the ADES Financial Statement constitute all of the business, assets, properties, contractual rights, going concern value, goodwill, rights and claims of whatsoever kind and nature, real or personal, tangible or intangible that are used or held for use in the business of ADES or its Subsidiaries, as such respective businesses have been conducted. No representation is made under this Section 3.9 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.11.
3.10Real Property; Leasehold. Except as would not, individually or in the aggregate, be material to the business of ADES and its Subsidiaries, taken as a whole, as currently conducted, each lease with respect to the real properties with respect to which ADES or its Subsidiaries is a tenant or subtenant (“ADES Real Estate Leases”) is in full force and effect and is legal, valid and binding on each party thereto. To the Knowledge of ADES, there is no existing material default under any ADES Real Estate Lease by any party thereto and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such ADES Real Estate Lease. ADES’ and its Subsidiaries’ use and operation of each such leased property conforms to all applicable Laws in all material respects and, except with respect to mining leases where a notice of intent to mine has not yet been given or as set forth in Section 3.10 of the ADES Disclosure Schedule, ADES or its Subsidiaries, as applicable, has exclusive possession of each such leased property and has not granted occupancy rights to tenants or licensees with respect to such leased property under any ADES Real Estate Leases. Each leased property under an ADES Real Estate Lease is free and clear of all Encumbrances other than Permitted Encumbrances. Neither ADES nor its Subsidiaries has received written notice from its landlords or any Governmental Body that: (A) relates to violations of building, zoning, safety or fire ordinances or regulations; (B) claims any defect or deficiency with respect to any of such properties; or (C) requests the performance of any repairs, alterations or other work to such properties. Except for ADES Real Estate Leases related to mining operations of ADES or its Subsidiaries, ADES’ or its

Subsidiaries’, as applicable, possession and quiet enjoyment of the leased real property under each ADES Real Estate Lease has not been disturbed. To the Knowledge of ADES, there are no material disputes with respect to any ADES Real Estate Lease. Neither ADES nor its Subsidiaries have collaterally assigned or granted any other security interest in any ADES Real Estate Lease.
3.11Intellectual Property.
(a)ADES, directly or through any of its Subsidiaries, owns, or has the legal and valid right to use, as currently being used by ADES or its Subsidiaries, all ADES IP Rights, subject to the terms of the license agreements set forth on Section 3.11(a) of the ADES Disclosure Schedule, except for any failure to own or have such rights to use as would not reasonably be expected to be material to the business of ADES or its Subsidiaries, as such businesses have been conducted.
(b)Section 3.11(b) of the ADES Disclosure Schedule sets forth an accurate, true and complete listing of (i) all ADES IP Rights that are owned by ADES or its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and Trademarks (including domain names) and all applications for any of the foregoing, (ii) all ADES IP Rights that are exclusively licensed to ADES and its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and Trademarks (including domain names) and (iii) all applications for any of the foregoing, and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrar), jurisdiction number, date, and status of the mark, application and/or registration. Each item of ADES IP Rights that is ADES Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of ADES Registered IP in full force and effect have been made by the applicable deadline.
(c)Section 3.11(c) of the ADES Disclosure Schedule accurately identifies all material Contracts pursuant to which ADES IP Rights are licensed to ADES or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, ADES’ or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements). Except as set forth on Section 3.11(c) of the ADES Disclosure Schedule, neither ADES nor its Subsidiaries has granted to any Person any license under, or any right (whether or not currently exercisable) or interest in, any ADES IP Rights that would reasonably be expected to be, individually or in the aggregate, material to the business of ADES and its Subsidiaries, taken as a whole, as currently conducted. For purposes of greater certainty, the term “license” in this Section 3.11(c) and in Section 3.11(d) includes any license, sublicense, covenant, non-assert, consent, release or waiver.
(d)Except as set forth in Section 3.11(d) of the ADES Disclosure Schedule, neither ADES nor any of its Subsidiaries is bound by, and no ADES IP Rights are subject to, any Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of ADES or its Subsidiaries to use, exploit, assert, enforce, sell, transfer or dispose of any such ADES IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of ADES or its Subsidiaries as currently conducted or planned to be conducted.
(e)Except as identified in Section 3.11(e) of the ADES Disclosure Schedule or where not having sole and unrestricted ownership would not reasonably be expected to have, individually or in the aggregate, a material impact on the business of ADES and its Subsidiaries, taken as a whole, as currently conducted, ADES or its Subsidiaries is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in ADES IP Rights (other than (i) ADES IP Rights exclusively and non-exclusively licensed to ADES or its Subsidiaries, as identified in Section 3.11(c) of the ADES Disclosure Schedule, (ii) any non-customized software that (A) is licensed to ADES or its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, ADES’ or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)Each Person who is or was an employee or contractor of ADES or its Subsidiaries and who is or was involved in the creation or development of any material ADES IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to ADES or its Subsidiaries.
(ii)ADES and its Subsidiaries have taken all commercially reasonable and appropriate steps to preserve the confidentiality of all proprietary information that ADES or its Subsidiaries holds, or purports to hold, as a material Trade Secret, except where ADES or a Subsidiary has made a reasonable business decision to no longer maintain a particular Trade Secret.
(iii)Except as set forth in Section 3.11(e)(iii) of the ADES Disclosure Schedule, neither ADES nor its Subsidiaries have sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the ADES IP Rights to any third party, and there exists no obligation by ADES or its Subsidiaries to assign or otherwise transfer any of the ADES IP Rights to any third party.
(iv)Those ADES IP Rights that have either been registered or for which applications have been submitted are valid, subsisting and, to the Knowledge of ADES, enforceable. The ADES IP Rights constitute all Intellectual Property necessary for ADES and its Subsidiaries to conduct their respective businesses as currently conducted.
(f)Except as set forth in Section 3.11(f) of the ADES Disclosure Schedule, to the Knowledge of ADES, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by ADES or its Subsidiaries, the operation of ADES’ business and ADES IP Rights, do not violate any license or agreement between ADES or its Subsidiaries and any third party, and do not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property right of any third party. To the Knowledge ADES, no third party is infringing upon any ADES IP Rights or violating any license or agreement between ADES or its Subsidiaries and such third party, except as would not reasonably be expected to have, individually or in the aggregate, an ADES Material Adverse Effect.
(g)There is no current or pending Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any ADES IP Rights or products or technologies, and, except as set forth in Section 3.11(g) of the ADES Disclosure Schedule, ADES and its Subsidiaries have not received any written notice asserting that any such ADES IP Rights, or ADES’ or its Subsidiaries’ right to use, sell, license or dispose of any such ADES IP Rights or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.
(h)Except as set forth in Section 3.11(h) of the ADES Disclosure Schedule, ADES and its Subsidiaries and the conduct of the ADES Business are in compliance in all material respects with, and in the past five (5) years, have been in compliance in all material respects with all Data Security Requirements and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other notices received relating to Data Security Requirements. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

3.12Agreements, Contracts and Commitments.
(a)Section 3.12(a) of the ADES Disclosure Schedule identifies each of the material Contracts in effect as of the date of this Agreement to which ADES or any of its Subsidiaries is a party, in one or more of the following categories (the “ADES Material Contracts”).
(i)any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to ADES and its Subsidiaries, taken as a whole, or whether or not filed by ADES with the SEC;
(ii)each Contract that is a supplier, vendor or other Contract related to the products or services of ADES or any of its Subsidiaries, including those relating to sales, distribution, marketing, packaging or formulation of products or services, that provide for payment by ADES and its Subsidiaries in excess of $500,000 annually;
(iii)each Contract that is a lease or similar contract with any Person under which (A) ADES or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $500,000, or (B) ADES or any of its Subsidiaries is a lessor or sublessor of any tangible personal property owned or leased by ADES or any of its Subsidiaries;
(iv)each Contract that is an employment or consulting contract (in each case with respect to which ADES or any of its Subsidiaries has continuing obligations as of the date hereof, including change in control benefits or severance benefits) with any current or former (A) officer of ADES or any of its Subsidiaries, (B) member of the board of directors (or similar governing body) of ADES or any of its Subsidiaries or (C) employee of ADES or any of its Subsidiaries providing for an annual base salary in excess of $250,000;
(v)each Contract with any labor union or association representing any employee of ADES or any of its Subsidiaries;
(vi)each Contract for the sale of any of the assets of any of ADES or any of its Subsidiaries (other than in the Ordinary Course of Business) or for the grant to any Person of any preferential right to purchase any such assets;
(vii)each Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(viii)each Contract containing (A) any covenant limiting the freedom of ADES or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement granted by ADES or its Subsidiaries to a third party, or (C) any exclusivity obligations of ADES or any of its Subsidiaries;
(ix)each Contract for the disposition or acquisition of any (A) assets that would reasonably be expected to result in the receipt or making by ADES or any of its Subsidiaries of future payments in excess of $500,000, or (B) ownership interest in any Entity;
(x)each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements, guarantees or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of ADES or any of its Subsidiaries in excess of $100,000 or any loans or debt obligations with officers or directors of ADES or any of its Subsidiaries;

(xi)each Contract relating to any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which ADES or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which ADES or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by ADES;
(xii)(A) each Contract to license any third party to manufacture or produce any product, service or technology of ADES or any of its Subsidiaries or (B) any Contract to sell, distribute or commercialize any products or service of ADES or any of its Subsidiaries in excess of $500,000 annually;
(xiii)each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to ADES or any of its Subsidiaries in connection with the Contemplated Transactions;
(xiv)each Contract with any Governmental Body that is material to the operation of the business of ADES and its Subsidiaries, taken as a whole, as currently conducted;
(xv)each ADES IP Rights Agreement required to be listed on Section 3.11(c) or Section 3.11(d) of the ADES Disclosure Schedule;
(xvi)each Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of ADES or any of its Subsidiaries; or
(xvii)any other Contract that is not terminable at will (with no penalty or payment) by ADES or any of its Subsidiaries, as applicable, and which involves payment or receipt by ADES or any of its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate.
(b)ADES has delivered or made available to Arq accurate and complete copies of all ADES Material Contracts or, in the case of oral Material Contracts, an accurate summary of the material terms thereof, including all amendments thereto. Except as set forth in Section 3.12(b) of the ADES Disclosure Schedule, there are no ADES Material Contracts that are not in written form. ADES has not nor, to ADES’ Knowledge, as of the date of this Agreement, has any other party to a ADES Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any ADES Material Contract in such manner as would permit any other party to cancel or terminate any such ADES Material Contract, or would permit any other party to seek damages that would reasonably be expected to be material to ADES or its Subsidiaries or their respective businesses. As to ADES, as of the date of this Agreement, each ADES Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions.
3.13Compliance; Permits; Restrictions.
(a)Except as set forth in Section 3.13(a) of the ADES Disclosure Schedule, ADES and each of its Subsidiaries is and since its formation has been in compliance in all material respects with all Laws applicable to it, its Subsidiaries or their respective business, property or assets except where non-compliance would not, individually or in aggregate, reasonably be expected to have an ADES Material Adverse Effect.
(b)Section 3.13(b) of the ADES Disclosure Schedule lists all Registrations held by ADES and its Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to ADES and its Subsidiaries, taken as a whole. Except with respect to Environmental Laws (which are the subject of Section 3.19), ADES and its Subsidiaries have all Registrations required under applicable Law to conduct their respective businesses, except for any

Registrations the absence of which would not, individually or in the aggregate, reasonably be expected to have an ADES Material Adverse Effect. Each of the Registrations of ADES and its Subsidiaries is valid and subsisting and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have an ADES Material Adverse Effect. To ADES’ Knowledge, no Governmental Body has threatened suspending or revoking any such Registrations or changing the marketing classification or labeling of ADES’ or its Subsidiaries’ products, except as would not, individually or in the aggregate, reasonably be expected to have an ADES Material Adverse Effect.
(c)ADES and its Subsidiaries are each in compliance in all material respects with any and all Privacy Laws applicable to its business and have not received any written notice of any claims or been charged with the violation of any such Privacy Laws, except as would not, individually or in the aggregate, reasonably be expected to have an ADES Material Adverse Effect.
3.14Customers and Suppliers.
(a)Section 3.14(a) of the ADES Disclosure Schedule sets forth a list of the Material Customers and the Material Suppliers of the business of ADES and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2021 and the fiscal year ended December 31, 2022 , showing the approximate sales by ADES and its Subsidiaries to each such customer and the approximate total purchases by ADES and its Subsidiaries from each such supplier, during such period. For purposes of this Agreement, “customers” shall include distributors of ADES and its Subsidiaries, and any other Person that purchases materials, products or services directly from ADES and its Subsidiaries.
(b)Except as set forth in Section 3.14(b) of the ADES Disclosure Schedule, since December 31, 2018, no Material Customer or Material Supplier has terminated its relationship with ADES or any of its Subsidiaries or materially reduced or changed the pricing or other terms of its business with ADES or its Subsidiaries, no Material Customer or Material Supplier has notified ADES or its Subsidiaries that the Material Customer or Material Supplier intends to terminate or materially reduce or change the pricing or other terms of its business in a manner adverse to ADES or its Subsidiaries.
3.15Product Warranty; Product Liability.
(a)Each product developed, manufactured, tested, distributed or marketed by or on behalf of ADES or its Subsidiaries has been in conformity, in all material respects, with all product specifications and all express and implied warranties except as would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on ADES and its Subsidiaries, taken as a whole. To the Knowledge of ADES, neither ADES nor its Subsidiaries has material liability for replacement or repair of any such products or other damages in connection therewith or any other material customer or product obligations not reserved against ADES Balance Sheet.
(b)To the Knowledge of ADES, except as set forth on Section 3.15(b) of the ADES Disclosure Schedule, neither ADES nor its Subsidiaries have received any claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of ADES which has resulted in a cash settlement.
3.16Proceedings; Orders.
(a)Except as set forth on Section 3.16(a) of the ADES Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to have an ADES Material Adverse Effect, as of the date of this Agreement, there is no pending Proceeding and, to the Knowledge of ADES, no Person has threatened in writing to commence any Proceeding that: (i) involves (A) ADES or any of its Subsidiaries, (B) any ADES Associate (in his or her capacity as such) or (C) any of the material assets owned or used by ADES or its Subsidiaries; (ii) challenged or questioned the legal right of ADES or its Subsidiaries to conduct its operations as presently conducted, or (iii) that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)Except as set forth on Section 3.16(b) of the ADES Disclosure Schedule, there is no outstanding order of any Governmental Body to which ADES or its Subsidiaries, or any of the assets owned or used by ADES or its Subsidiaries, is subject that would reasonably be expected to be, individually or in the aggregate, material to ADES and its Subsidiaries, taken as a whole. To the Knowledge of ADES, no officer or other Key Employee of ADES or its Subsidiaries is subject to any order of any Governmental Body that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the ADES Business or to any material assets owned or used by ADES or its Subsidiaries.
3.17Tax Matters.
(a)ADES and each of its Subsidiaries has timely filed with the appropriate Governmental Body all material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No material claim has ever been made by any Governmental Body in any jurisdiction where ADES or a Subsidiary does not file Tax Returns or pay Taxes that ADES or its Subsidiaries is subject to taxation by that jurisdiction.
(b)All material amounts of Taxes due and payable by or on behalf of ADES or its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid.
(c)Since the date of the ADES Most Recent Balance Sheet, neither ADES nor any of its Subsidiaries has incurred any Liability for Taxes outside the Ordinary Course of Business. The unpaid Taxes of ADES and its Subsidiaries (i) did not, as of the date of the ADES Most Recent Balance Sheet, materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the ADES Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not materially exceed that reserve as adjusted through the passage of time through the Closing Date in accordance with the past custom and practice of the ADES or its Subsidiaries, as applicable.
(d)ADES and its Subsidiaries have timely and properly withheld and remitted (i) all material Taxes required to have been withheld in connection with amounts paid or owing to any lender, stockholder, employee, agent, creditor, nonresident, independent contractor or other third party and (ii) all material sales, use, ad valorem and value added Taxes, in each case, to the proper Governmental Body or other Person and in accordance with applicable Law.
(e)There are no Encumbrances for Taxes (other than Encumbrances described in clause (a) of the definition of Permitted Encumbrances) upon any of the assets of ADES and its Subsidiaries.
(f)No deficiencies for material Taxes with respect to ADES or its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing that have not been fully and finally satisfied by payment, settlement or withdrawal.
(g)There are no pending or ongoing, audits, assessments or other actions for or relating to any liability in respect of any material Taxes of ADES or its Subsidiaries, and no written notice thereof has been received, and to the Knowledge of ADES, none are otherwise threatened by a Governmental Body.
(h)Except as set forth on Section 3.17(h) of the ADES Disclosure Schedule, Neither ADES nor its Subsidiaries (or any of their predecessors) has waived or extended any statute of limitations in respect of any assessment or collection of any material Taxes or agreed to any extension of time for the assessment or collection of any material Tax.
(i)ADES has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)Neither ADES nor any of its Subsidiaries is a party to any Tax Sharing Agreement.
(k)Neither ADES nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes requested or initiated on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) election under Section 965 of the Code or (viii) application of Section 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.
(l)Neither ADES nor any of its Subsidiaries is, or has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is ADES).
(m)Neither ADES nor any of its Subsidiaries has any material amount of Liability for any Taxes of any Person (other than ADES and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or otherwise.
(n)Neither ADES nor any of its Subsidiaries has, in the past two (2) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(o)Neither ADES nor its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (iii) is, or ever has been, resident in or subject to Tax in any country other than the country in which it is organized or (iv) has, or has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or other taxable presence or other office or fixed place of business in a jurisdiction outside of the country in which it is organized or the United States, including any resulting from the activities of any third party agent of ADES or any of its Subsidiaries, including distributors.
(p)Neither ADES nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(q)Section 3.17(q) of the ADES Disclosure Schedule sets forth the entity classification of ADES and each of its Subsidiaries for U.S. federal income tax purposes. Neither ADES nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.
For purposes of this Section 3.17, each reference to the ADES or its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, ADES or its Subsidiaries.

3.18Employee and Labor Matters; Benefit Plans.
(a)Section 3.18(a) of the ADES Disclosure Schedule is a list of all material ADES Benefit Plans. For purposes hereof, “ADES Benefit Plan” means each (i) material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) other material pension, retirement, deferred compensation, incentive compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, medical or dependent care expense reimbursement, retiree medical or life insurance, disability, group insurance, paid-time off, holiday, welfare, or fringe benefit plan, program, contract, agreement, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by ADES or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of ADES or under which ADES has material Liability (including, without limitation, as to the result of it being treated as a single employer under Code Section 414 with any other person). ADES has not agreed or committed to institute any other plan, program, arrangement or agreement that would be an ADES Benefit Plan if in effect as of the date of this Agreement, or to make any amendments to any of the ADES Benefit Plans (except as required by applicable Law).
(b)As applicable with respect to each ADES Benefit Plan, ADES has made available to Arq, true and complete copies of (i) each ADES Benefit Plan, including all amendments thereto, and in the case of an unwritten ADES Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the annual reports filed with any Governmental Body (e.g., Form 5500 and all schedules thereto) for each of the three years preceding the date of this Agreement, (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports and (vii) all material written communications within the last three (3) years between ADES and the IRS or Department of Labor or other Governmental Body with respect to any ADES Benefit Plan.
(c)Each ADES Benefit Plan has been established, maintained, operated and administered in all material respects in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. All ADES Benefit Plans that constitute, or contain features that constitute, “deferred compensation” within the meaning of Section 409A of the Code have been operated at all times in compliance with such Code section in all material respects.
(d)Each ADES Benefit Plan intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or is the subject of a favorable opinion letter from the IRS which may be currently relied on to the effect that such plan is qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of ADES nothing has occurred that would reasonably be expected to adversely affect the qualification of such ADES Benefit Plan or the tax exempt status of the related trust.
(e)Neither ADES or any ERISA Affiliate maintains, contributes to, is required to contribute to or at any time in the past six (6) years has maintained, contributed to, or been required to contribute to, or has any Liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)Except as would not have an ADES Material Adverse Effect, there are no pending audits or investigations by any Governmental Body involving any ADES Benefit Plan, and no pending or, to the Knowledge of ADES, threatened in writing claims (except for individual claims for benefits payable in the normal operation of the ADES Benefit Plans), suits or proceedings involving any ADES Benefit Plan, any fiduciary thereof or service provider thereto.
(g)Other than pursuant to severance agreements made available to Arq, no ADES Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law (at the sole cost of the applicable employee), ADES has not made a written or oral representation promising the same and neither ADES nor any ERISA Affiliate has any material Liability for failure to comply with the benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(h)Except as disclosed on Section 3.18(h) of the ADES Disclosure Schedule, neither the execution of, nor the performance of the transactions contemplated by, this Agreement will either alone or in connection with any other event(s) (i) result in any material payment becoming due to any current or former employee, director, officer, or independent contractor of ADES, (ii) materially increase any amount of compensation or benefits otherwise payable under any ADES Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any material benefits under any ADES Benefit Plan (except as may be required by applicable Law), (iv) require any contribution or payment to fund any obligation under any ADES Benefit Plan or (v) limit the right to merge, amend or terminate any ADES Benefit Plan.
(i)Except as disclosed on Section 3.18(i) of the ADES Disclosure Schedule, neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including a termination of employment) could result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G(c) and the Treasury Regulations thereunder) with respect to ADES of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G(b)(2) and the Treasury Regulations thereunder).
(j)Except as disclosed in Section 3.18(j) of the ADES Disclosure Schedule, ADES has not agreed or committed to any “gross up” or similar agreements or arrangements of reimbursement for any Taxes imposed under Code Section 409A or Code Section 4999 with any current or former employee, officer, director or independent contractor of ADES.
(k)ADES is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of ADES, purporting to represent or seeking to represent any employees of ADES, including through the filing of a petition for representation election.
(l)Since December 31, 2018, except as would not have, individually or in the aggregate, an ADES Material Adverse Effect, ADES has been in compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as could not reasonably be expected to have, individually or in the aggregate, an ADES Material Adverse Effect, there are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of ADES, threatened in writing or reasonably anticipated against ADES relating to any employee, applicant for employment, consultant, employment agreement or ADES Benefit Plan.
(m)There is not and has not been in the past three (3) years, nor is there or has there been in the past three (3) years any threat of, any material strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of ADES, any union organizing activity, against ADES.

(n)There is no Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of ADES, threatened in writing against ADES relating to labor, employment, employment practices, or terms and conditions of employment.
3.19Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have an ADES Material Adverse Effect and except as set forth in the environmental assessments described on Section 3.19 of the ADES Disclosure Schedule: (i) ADES and its Subsidiaries are, and since December 31, 2016 have been in compliance with all applicable Environmental Laws, which compliance includes the possession by ADES or its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) since December 31, 2016, ADES has not received any written notice which is pending and unresolved, whether from a Governmental Body or other Person, that alleges that ADES or its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of ADES, there are no circumstances that would reasonably be expected to prevent or interfere with ADES’ compliance in any material respects with any Environmental Law; (iii) no current or (during the time a prior property was leased or controlled by ADES or its Subsidiaries) prior property leased or controlled by ADES or its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of Environmental Law. Prior to the date hereof, ADES has provided or otherwise made available to Arq true and correct copies of all material environmental reports, assessments, studies and audits in the possession or reasonable control of ADES with respect to any property leased or controlled by ADES or any business operated by it. The parties agree and acknowledge that this Section 3.19 shall be ADES’ sole and exclusive representations and warranties regarding environmental matters, Environmental Laws and Hazardous Materials.
3.20Transactions with Affiliates. Except as set forth on Section 3.20 of the ADES Disclosure Schedule, there have been no transactions since January 1, 2020 between, on one hand, ADES or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of ADES or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of ADES or (c) to the Knowledge of ADES, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than ADES) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
3.21No Financial Advisors. Except as set forth on Section 3.21 of the ADES Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of ADES or its Subsidiaries.
3.22Opinion of Financial Advisor. The ADES Board has received an opinion of Ducera Securities LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Common Share Consideration and the Preferred Share Consideration, in the aggregate, are fair, from a financial point of view, to ADES and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. Arq acknowledges and agrees that such opinion may not be relied upon by Arq or any director, officer or employee thereof and that such opinion may not be distributed by Arq to any third party without the prior consent of Ducera Securities LLC.
3.23Insurance. ADES has made available to Arq accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of ADES and its Subsidiaries. Each material insurance policy of ADES and its Subsidiaries is in full force and effect and ADES and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Neither ADES nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

3.24Anti-Bribery. Since December 31, 2018, none of ADES or any of its Subsidiaries or any of their respective directors, officers, employees or agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Anti-Bribery Laws, each only to the extent they apply to ADES or any of its Subsidiaries. To ADES’ Knowledge, neither ADES nor any of its Subsidiaries is or has been, since December 31, 2018, the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.
3.25Valid Issuance. The Common Share Consideration and the Preferred Share Consideration will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid, nonassessable and free of any preemptive rights.
3.26SEC Documents.
(a)Since January 1, 2020 and through the date of this Agreement, ADES has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “ADES SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) each of the ADES SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) to the extent such ADES SEC Document was filed pursuant to the Exchange Act, each ADES SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of ADES, as of the date hereof, none of the ADES SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the ADES SEC Documents. No Subsidiary of ADES is required to file any forms, reports or documents with the SEC. As used in this Section 3.26 the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)ADES is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.
3.27Disclaimer of Other Representations or Warranties. Except as previously set forth in this Section 3 or in any certificate delivered by ADES to Arq pursuant to this Agreement, Arq hereby acknowledges that neither ADES nor any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to ADES, any of its Subsidiaries, or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed by Arq.
3.28“As Is, Where Is”. ADES acknowledges (a) that the representations and warranties provided in Section 2 shall, immediately upon Closing, terminate and be of no further force or effect, and (b) it has been provided with an opportunity to conduct a full and thorough due diligence investigation of Arq and its Subsidiaries and has been provided with all information requested by ADES and all information necessary for ADES to make a fully informed decision to acquire the Purchased Subsidiaries.

SECTION 4
CERTAIN COVENANTS OF THE PARTIES
4.1Preparation of Proxy Statement; Stockholders’ Meeting.
(a)Within 270 days following the date of this Agreement, ADES shall prepare a proxy statement to be sent to the stockholders of ADES in connection with the solicitation of the approval by the shareholders of ADES of the conversion of the Preferred Share Consideration into shares of ADES Common Stock in accordance with the rules of the Nasdaq (such approval, the “Conversion Approval” and such proxy statement, the “Proxy Statement”) and file the Proxy Statement with the SEC. Arq will furnish to ADES the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. ADES shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof.
(b)As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, ADES, acting through the ADES Board, shall take all action reasonably necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Conversion Approval (the “ADES Stockholders Meeting”). If the Conversion Approval is not obtained at the ADES Stockholders Meeting, ADES shall reintroduce the Conversion Approval at each regularly scheduled annual meeting of shareholders of ADES until the Conversion Approval is obtained.
4.2ADES Board. Concurrently with the execution of this Agreement, the ADES Board shall take all action necessary to (i) increase the size of the ADES Board to seven directors and (ii) cause the ADES Board to consist of the following members immediately following the Closing: Jeremy Blank; Richard Campbell-Breeden; Carol Eicher; Gilbert Li; Julian McIntyre; Taylor Simonton; and Spencer Wells.
4.3Indemnification of Officers and Directors.
(a)From the Closing through the sixth anniversary of the date thereof, ADES shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes after the Closing, a director, officer, fiduciary or agent of ADES or any of its Subsidiaries (including the Purchased Subsidiaries), respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of ADES or its Subsidiaries (including the Purchased Subsidiaries), whether asserted or claimed prior to, at or after the Closing, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from ADES upon receipt by ADES from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to ADES, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)The provisions of the Organizational Documents of ADES and its Subsidiaries (including the Purchased Subsidiaries) with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of ADES and its Subsidiaries (including the Purchased Subsidiaries) that are presently set forth in the Organizational Documents of ADES and its Subsidiaries (including the Purchased Subsidiaries) shall not be amended, modified or repealed for a period of six years from the Closing in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing, were officers or directors of ADES or its Subsidiaries (including the Purchased Subsidiaries). The Organizational Documents of ADES and the Purchased Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of ADES and the Purchased Subsidiaries.

(c)From and after the Closing, ADES shall fulfill and honor in all respects the obligations of ADES or its Subsidiaries (including the Purchased Subsidiaries) to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under ADES’ Organizational Documents and pursuant to any indemnification agreements between ADES and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Closing.
(d)From and after the Closing, ADES shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to ADES.
(e)From and after the Closing, ADES shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 4.3 in connection with their successful enforcement of the rights provided to such persons in this Section 4.3.
(f)The provisions of this Section 4.3 are intended to be in addition to the rights otherwise available to the current and former officers and directors of ADES by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.
(g)In the event ADES or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ADES shall succeed to the obligations set forth in this Section 4.3.
4.4FIRPTA Matters.
(a)Arq represents that the FIRPTA Application Documentation is true, correct and complete in all respects.
(b)FIRPTA Withholding Certificate; Escrow Release.
(i)Issuance of FIRPTA Withholding Certificate. If the IRS issues a FIRPTA Withholding Certificate to Arq:
(A)Arq shall promptly deliver a copy of such FIRPTA Withholding Certificate to each of ADES and the Escrow Agent;
(B)upon receipt of such copy, ADES shall remit to the IRS an amount in cash equal to the amount of the required withholding, if any, shown as due on such FIRPTA Withholding Certificate (the “Required Withholding Amount”); and
(C)the Escrow Agent shall (1) remit a number of the Escrow Shares to ADES equal to the quotient of the Required Withholding Amount divided by $4.00 (rounded up to the nearest whole number) and (2) following the delivery of the Escrow Shares to ADES in accordance with the foregoing clause (1), distribute the remainder of the Escrow Shares to Arq.
(ii)Denial of FIRPTA Withholding Certificate. If the IRS issues a determination denying Arq a FIRPTA Withholding Certificate or Arq otherwise fails to comply with this Section 4.4:
(A)    Arq shall promptly deliver or cause to be delivered a copy of such IRS determination to each of ADES and the Escrow Agent;

(B)ADES shall remit to the IRS an amount in cash equal to (1) the amount directed by the IRS in the determination denying Arq a FIRPTA Withholding Certificate (if any amount is so specified), or (2) absent any such direction from the IRS, an amount in cash equal to (A) $3,335,655 based on ADES Series A Convertible Preferred Stock valued at $3.18 per share and ADES Common Stock valued at $3.06 per share), or (B) if, as contemplated by Recital B, the fair value per share is determined as of the Closing to be different than the amount in the immediately preceding clause (A), an amount equal to 15% of the fair value (determined as of Closing) of the Common Share Consideration and Preferred Share Consideration attributable to Arq LLC; and
(C)the Escrow Agent shall remit the Escrow Shares to ADES.
(c)FIRPTA Refund Amount. Following the remittance by ADES of any amounts pursuant to FIRPTA in respect of amounts payable under this Agreement, Arq shall (i) apply for a refund of such amounts as promptly as practicable (and shall take any actions as requested by ADES in connection therewith, including any actions as are necessary to end the taxable year of Arq or its Affiliates that includes the Closing Date), and (ii) to the extent Arq becomes entitled to a refund (or credit in lieu thereof) of any such amounts from the IRS (the amount of such refund (or credit in lieu thereof), if any, realized or deemed realized by Arq, the “FIRPTA Refund Amount”), Arq hereby agrees (I) to instruct the IRS to remit any FIRPTA Refund Amount directly to ADES (as directed by ADES) or remit to ADES within 5 business days of receiving the FIRPTA Refund Amount from the IRS and (II) such FIRPTA Refund Amount will be used to purchase from ADES a number of shares (rounded up to the nearest whole number) of ADES Preferred Stock (or if the Conversion Approval has been obtained prior to the realization of such refund (or credit in lieu thereof), a number of shares of ADES Common Stock) equal to the quotient of the FIRPTA Refund Amount received by ADES divided by $4.00, not to exceed 833,914 shares (in being the intention that if the FIRPTA Refund Amount that is paid to ADES exceeds $3,335,655, only 833,914 ADES shares shall be issued to Arq). ADES and Arq hereby agree to enter into customary documentation to evidence such purchase upon receipt by ADES of the FIRPTA Refund Amount and to treat ADES’ receipt of any FIRPTA Refund Amount as a transaction described in Section 1032(a) of the Code (and, as applicable, corresponding, similar or analogous provisions of state, local or non-U.S. Law).
(d)FIRPTA Indemnification. Arq shall indemnify, defend, reimburse and hold harmless ADES and each of its Affiliates from and against all claims, losses, liabilities, damages, judgments, fines, Taxes (including penalties and interest assessed pursuant to Treasury Regulations Section 1.1445-1(c)(2)(ii)), and reasonable fees, costs and expenses, including attorneys’ and advisors’ fees and disbursements, resulting from, attributable to or arising in connection with any claim, audit, examination, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, resulting from, attributable to or arising in connection with any amount required to be deducted or withheld from any consideration or other amount otherwise payable pursuant to this Agreement under FIRPTA in excess of those amounts withheld pursuant to this Agreement.
4.5Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings, announcements, and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

4.6Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, Arq shall not, and shall not permit any of its Representatives to, issue any press release or make any disclosure (to the public or otherwise) regarding the Contemplated Transactions unless: (a) ADES shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such disclosure is requested by a Governmental Body or Arq shall have determined in good faith that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service and, to the extent practicable, before such press release or disclosure is issued or made, such Party shall have used commercially reasonable efforts to advise the other Party of, and consult with the other Party regarding, the text of such press release or disclosure; provided, however, that ADES may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Arq or ADES in compliance with this Section 4.6, provided, further, that Arq may disclose the Contemplated Transactions to potential investors so long as prior to any such disclosure, each such investor enters into a nondisclosure agreement with Arq to preserve the confidentiality of the Contemplated Transactions.
4.7Cooperation; Access to Books and Records.
(a)Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable each Party to continue to meet its obligations following the Closing.
(b)ADES agrees to furnish or cause to be furnished to Arq, at Arq’s expense, upon request and as promptly as practicable, such information and assistance (including access to books and records of the Purchased Subsidiaries) as is reasonably necessary for the preparation of Arq’s 2022 audited financial statements, timely filing of any tax return of Arq, and the prosecution or defense of any claim, suit or proceeding relating to Arq’s tax liability or a tax contest. ADES shall, and cause the Purchased Subsidiaries to, retain copies of all tax returns, schedules, work papers, records and other documents in their possession relating to tax matters with respect to the Purchased Subsidiaries relating to pre-Closing periods until sixty (60) days after the expiration of the applicable statute of limitations with respect to such tax matters and shall not dispose of such items until it offers the items to Arq.
4.8Section 280G. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has received or has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), Arq has: (a) no later than five business days prior to the date hereof, solicited and obtained from each such “disqualified individual” (a “Covered Individual”) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than two business days prior to the date hereof, with respect to each Covered Individual, submitted to a vote of holders of the equity interests of Arq entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, including with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such Covered Individuals to receive or retain the Waived 280G Benefits.

4.9Termination of Arq 401(k) Plan.
(a)Arq and its Subsidiaries have, at least one Business Day prior to the Closing Date: (a) ceased contributions to, and adopted written resolutions (or taken other necessary and appropriate action(s)) to terminate any Arq Benefit Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “Arq 401(k) Plans”) in compliance with such Arq 401(k) Plan’s terms and the requirements of applicable Law, (b) made all employee and employer contributions to the Arq 401(k) Plans for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of Arq 401(k) Plan participants had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (c) 100% vested all participants under the Arq 401(k) Plans, with such termination, contributions and vesting effective no later than the Business Day preceding the Closing Date (collectively, the actions described in this Section 4.9, the “401(k) Plan Termination”).
(b)As soon as reasonably practicable following the Closing, all employees of the Purchased Subsidiaries who participated in an Arq 401(k) Plan shall be eligible to participate in a defined contribution plan intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code that is maintained by ADES or its Subsidiary (the “ADES 401(k) Plan”), and such employees shall receive credit under the ADES 401(k) for all service with Arq and the Purchased Subsidiaries. As soon as reasonably practicable after the Closing and to the extent not prohibited under applicable Law, ADES shall, or shall cause its applicable Subsidiary to, take all action necessary to provide that each employee of the Purchased Subsidiaries who participated in an Arq 401(k) Plan may elect to rollover his or her full account balance in the Arq 401(k) Plan (including any loans) to the ADES 401(k) Plan.
4.10Section 16 Matters. ADES and Arq shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of ADES Common Stock and ADES Series A Convertible Preferred Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ADES, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Arq has previously furnished to ADES the names of each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ADES as a result of the Contemplated Transactions and the number of shares of ADES Common Stock and ADES Series A Convertible Preferred Stock to be received by each in connection with the Contemplated Transactions.
4.11Maintenance of Arq Insurance Policies. Following the Closing, ADES shall, and shall use its reasonable best efforts to cause each Purchased Subsidiary to maintain all Arq Insurance Policies and to ensure that Arq will continue to be named as an additional insured on all such policies.
4.12Mutual Release.
(a)Effective upon the Closing, each of ADES, for itself and on behalf of its Subsidiaries, officers, directors, employees, successors and assigns (including after Closing, the Arq Subsidiaries) (each, an “ADES Releasing Party”), hereby irrevocably releases, waives and discharges any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, which any ADES Releasing Party has, may have or might have or may assert now or in the future against the equityholders and the officers, directors, employees, controlling persons, partners, members, managers, agents, representatives, successors and assigns, of Arq and the Arq Subsidiaries (in each case in their capacity as such) (each, an “Arq Released Party”), relating to or arising out of (i) the Contemplated Transactions and (ii) the Arq Released Party’s management of, investment in, or ownership of securities of, the Arq Subsidiaries, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown (the “ADES Released Claims”); provided, however, that nothing contained in this Section 4.12(a) shall release, waive, discharge or otherwise affect the rights or obligations of any party to the extent related to or arising out of covenants and undertakings provided in this Agreement or any of the other Ancillary Agreements or apply to any claim involving fraud. Each ADES Releasing Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any Arq Released Party, based on any ADES Released Claim.
(b)Effective upon the Closing, Arq, for itself and on behalf of its Affiliates, officers, directors, employees, successors and assigns (each, an “Arq Releasing Party”), hereby irrevocably releases, waives and discharges any and all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, which any Arq Releasing Party has, may have or might have or may assert now or in the future against ADES and its Subsidiaries (including the Arq Subsidiaries) and their respective Affiliates, officers, directors, employees, controlling persons, partners, members, managers, owners, agents, representatives, successors and assigns (in each case in their capacity as such) (each, an “ADES Released Party”), relating to or arising out of the ADES Released Party’s management of, investment in, or ownership of securities of, ADES and its Subsidiaries, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown (the “Arq Released Claims”); provided, however, that nothing contained in this Section 4.12(b) shall release, waive, discharge or otherwise affect the rights or obligations of any Person to the extent related to or arising out of covenants and undertakings provided in this Agreement or any of the Ancillary Agreements, or in apply to any claim involving fraud. Each Arq Releasing Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, distributing or causing to be commenced, any action or proceeding of any kind against any ADES Released Party, based on any Arq Released Claim.
(c)Each of Arq and ADES acknowledges that it may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the ADES Released Claims or the Arq Released Claims, respectively, and agrees that the release set forth in this Section 4.12 shall, effective upon the Closing, be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
4.13Assumption and Payment of Expenses and Liabilities. On or following the Closing Date, ADES shall assume and pay, or cause an appropriate Purchased Subsidiary to pay, in full when due:
(a)all Arq Transaction Expenses;
(b)all fees and costs payable to Ernst &Young in connection with its preparation and delivery of audited financial statements of Arq and the Purchased Subsidiaries for the calendar year ended December 31, 2022;
(c) the cost not to exceed $285,000 of a three (3)-year prepaid “tail policy” through Arq’s recognized broker of record for the non-cancellable extension of the directors’ and officers’ liability coverage of Arq’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least three (3) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing;
(d)all severance and other liabilities and costs payable pursuant to employment contract or otherwise, associated with termination of the employment of any employee of a Purchased Subsidiary on or following the Closing;
(e)all deferred compensation and bonuses payable through and following the Closing to the current and former officers, employees or consultants of Arq and the Purchased Subsidiaries listed, together with the amounts of deferred compensation and bonuses payable to each as of December 31, 2022, on Section 2.7(iv) (tables 2 and 3) of the Arq Disclosure Schedule, and
(f)all liabilities and payments required to be paid and arising under the contracts contributed by Arq to Purchased Subsidiaries as set forth in Section 2.12(a)(xviii) of the Arq Disclosure Schedule.

To the extent invoices, bills or other requests for payment for any of the foregoing are received by Arq following the Closing, Arq shall promptly deliver such invoices, bills and requests for payment to ADES and ADES shall promptly render payment in full thereon and provide Arq with evidence that such payment has been rendered.
4.14Winding Down Arq. In connection with the closing of the Contemplated Transaction Arq shall retain $500,000 for use in winding down the operations of Arq (the “Wind Down Budget”). Once Arq no longer holds any Common Share Consideration or Preferred Share Consideration and the Escrow Shares have been released and the Escrow terminated, Arq will promptly commence the winding down of the operations of Arq. The Wind Down Budget will be used on and after the Closing Date solely to pay for the reasonable and documented expenses incurred by Arq to unaffiliated third parties. In addition, ADES will make one or more employees of ADES and its Subsidiaries (including former employees of Arq) who are reasonably acceptable to ADES and Arq available on a transition services basis to assist with the wind down of the Arq operations, provided that ADES shall not be required to permit such employees to dedicate more than 20% of their time in a given week to the Arq wind-down activities. Arq shall not compensate any current or former employee of Arq for providing assistance with the wind down of the Arq operations without the consent of ADES (such consent not to be unreasonably withheld). For the avoidance of doubt, no portion of the Wind Down Budget will be used to pay salary or other expenses owed for services rendered prior to the date hereof to employees or former employees of Arq, and no cash (including any of the Wind Down Budget) shall be distributed to the shareholders of Arq in connection with the wind down of Arq. Notwithstanding the foregoing, Arq may use Wind Down Budget funds to purchase Arq shares from those Arq shareholders who do not confirm their status as accredited investors under Rule 501(a) of the Securities Act, and Arq will return to ADES the number of ADES shares Arq is holding that would otherwise have been distributable to those Arq shareholders whose shares are so purchased. Arq will provide to ADES a monthly summary of the Wind Down Budget used to pay expenses, along with a copy of the relevant invoice(s), for the preceding month. Once the winding down of the operation of Arq has been completed, Arq will promptly remit any remaining portions of the Wind Down Budget to ADES. In connection with any wind down or liquidation of Arq, Arq shall take such actions as are necessary to ensure that such wind down or liquidation does not impair the ability of Arq to remit the FIRPTA Refund Amount to ADES, and Arq shall not permit any rights of Arq with respect to the FIRPTA Refund Amount to be distributed to the shareholders of Arq in connection with a wind down or liquidation of Arq.
SECTION 5
MISCELLANEOUS PROVISIONS
5.1Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Arq and ADES. Notwithstanding anything to the contrary contained herein, no provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such sections, may be amended, waived, modified or supplemented in any manner to the extent such amendment, waiver, supplement or other modification is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
5.2Waiver.
(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
5.3Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
5.4Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. Notwithstanding anything herein to the contrary, each of the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 5.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.7 of this Agreement. Notwithstanding the foregoing, each of the parties hereto agree that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources and their respective former, current or future affiliates and their former, current or future general or limited partners, shareholders, directors, officers, managers, employees, members, agents, representatives, controlling persons, advisors or attorneys and any heirs, successors or assigns of any of the foregoing in any way relating to this Agreement or any of the transactions contemplated hereby, including the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York or, in either case, any appellate court thereof, and agree that the waiver of jury trial set forth in Section 5.5 hereof shall be applicable to any such proceeding.
5.5Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS

WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.
5.6Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.
5.7Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:
if to ADES:
Advanced Emissions Solutions, Inc.
8051 E. Maplewood Avenue, Suite 210
Greenwood Village, CO 80111
USA
Attn: Mr. Clay Smith
Email: Clay.Smith@ada-cs.com
with a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201
USA
Attn:    Jonathan M. Whalen
Email:    JWhalen@gibsondunn.com
if to Arq:
Arq Limited
30A Brook Street
London W1K 5DJ
United Kingdom
Attn: Mr. Julian McIntyre
Email: julian@arq.com
with a copy to (which shall not constitute notice):
Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
Attn: Guy P. Lander, Esq.
Email: lander@clm.com

and to:
Arq LLC
Attn: Jill Bruner, Counsel
120 Prosperous Place
Suite 100
Lexington, KY 40509
Email: jill.bruner@arq.com
5.8Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
5.9Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
5.10Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
5.11No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.3) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Debt Financing Sources shall be intended third-party beneficiaries of, and may enforce Section 5.1, Section 5.3, Section 5.4, Section 5.5 and Section 5.10.
5.12No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto.

5.13Construction.
(a)References to “cash,” “dollars” or “$” are to U.S. dollars.
(b)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c)The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e)The use of the word “or” shall not be exclusive.
(f)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(g)Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(h)The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(i)The Parties agree that each of the ADES Disclosure Schedule and the Arq Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Arq Disclosure Schedule or the ADES Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(j)Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two calendar days prior to the date of this Agreement a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party.
(k)Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(l)The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with the provisions of this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Advanced Emissions Solutions, Inc.

By:	/s/ Greg Marken
Name:	Greg Marken
Title:	Chief Executive Officer
[Signature Page to Transaction Agreement]

Arq Limited

By:	/s/ Richard Campbell-Breeden
Name:	Richard Campbell-Breeden
Title:	Chairman
[Signature Page to Transaction Agreement]

EXHIBIT A
Certain Definitions
(a)    For purposes of this Agreement (including this Exhibit A):
“ADES Associate” means any current or former officer or director of ADES.
“ADES Balance Sheet” means the unaudited balance sheet of ADES as of September 30, 2022 included in ADES’ Report on Form 10 Q for the quarterly period ended September 30, 2022, as filed with the SEC.
“ADES Closing Stock Consideration” means the Common Share Consideration and the Preferred Share Consideration minus the Escrow Shares.
“ADES IP Rights” means all Intellectual Property owned by, licensed to, or controlled by ADES that is necessary for or used in the business of ADES as presently conducted.
“ADES IP Rights Agreement” means any Contract governing, related to or pertaining to any ADES IP Rights.
“ADES Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a ADES Material Adverse Effect, has or would reasonably be expected to have an material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of ADES and its Subsidiaries taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a ADES Material Adverse Effect: (i) general business or economic conditions affecting the industry in which ADES or its Subsidiaries operate, (ii) acts of war, armed hostilities or terrorism, natural or manmade disasters or calamities, epidemics and pandemics (including, for the avoidance of doubt, COVID-19 and any COVID-19 Measures), or any escalation or worsening of such conditions, (iii) changes generally affecting the economy, financial or securities markets, (iv) compliance with, or the taking of any action required to be taken by, this Agreement, (v) any change in the stock price or trading volume of ADES Common Stock, (vi) any failure, in and of itself, by ADES or its Subsidiaries to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics (it being understood, however, that with respect to the foregoing clauses (v) and (vi), any Effect causing or contributing to (1) any change in stock price or trading volume of ADES Common Stock or (2) any failure to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics may be taken into account in determining whether a ADES Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), or (vii) the announcement of this Agreement or the pendency of the Contemplated Transactions (provided, however, that the exceptions in this clause (vii) shall not apply to any representation or warranty contained in Section 3.5 to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), or (viii) any changes after the date of this Agreement in applicable Law (or authoritative interpretations thereof), except in each case with respect to clauses (i), (ii), (iii), or (viii), to the extent that such Effect has a disproportionate adverse effect on ADES, or its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which ADES or its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a ADES Material Adverse Effect has occurred.
“ADES Most Recent Balance Sheet” means ADES’ consolidated balance sheet as of September 30, 2022.
“ADES Registered IP” means all ADES IP Rights that are owned by or exclusively licensed to ADES or its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.

“ADES Total Stock Consideration” means the gross fair market value of the Common Share Consideration plus the Preferred Share Consideration.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, neither Highview nor any Tinuum Entity is an Affiliate of ADES or any of its Subsidiaries.
“Ancillary Agreements” means the Registration Rights Agreement, the Escrow Agreement, and the Certificate of Designations.
“Anti-Money Laundering, Anti-Terrorism and Sanctions Laws” means any Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) all Sanctions Programs, (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or other Governmental Body, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced.
“Arq Associate” means, as respect to Arq, any current or former employee, independent contractor, officer or director of Arq or its respective Subsidiaries.
“Arq Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Arq Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Arq and its Subsidiaries taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Arq Material Adverse Effect: (i) general business or economic conditions affecting the industry in which Arq or its Subsidiaries operate, (ii) acts of war, armed hostilities or terrorism, natural or manmade disasters or calamities, epidemics and pandemics (including, for the avoidance of doubt, COVID-19 and any COVID-19 Measures), or any escalation or worsening of such conditions, (iii) changes generally affecting the economy, financial or securities markets, (iv) compliance with, or the taking of any action required to be taken by, this Agreement, (v) any failure, in and of itself, by Arq or its Subsidiaries to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics (it being understood, however, that any Effect causing or contributing to any failure to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics may be taken into account in determining whether an Arq Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), or (vi) the announcement of this Agreement or the pendency of the Contemplated Transactions (provided, however, that the exceptions in this clause (vi) shall not apply to any representation or warranty contained in Section 2.4 to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), or (vii) any changes after the date of this Agreement in applicable Law (or authoritative interpretations thereof), except in each case with respect to clauses (i), (ii), (iii), or (vii), to the extent that such Effect has a disproportionate adverse effect on Arq, or its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Arq or its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Arq Material Adverse Effect has occurred.
“Arq Shareholders” means a holder of Arq Shares from time to time.
“Arq Shares” means the Arq Ordinary Shares.

“Arq Transaction Expenses” means, to the extent not paid prior to the Closing Date, the fees, costs and expenses incurred by Arq or its Subsidiaries to any of the Persons listed on Section 2.7(iv)(j) of the Arq Disclosure Schedule prior to the Closing (including amounts validly incurred prior to Closing but invoiced by such Person after the Closing) in connection with or in furtherance of the transactions contemplated by this Agreement, the Transaction Agreement dated August 19, 2022 to which Arq and ADES are parties, the PIPE Investment, and matters ancillary to the foregoing. The amounts specified opposite the names of each such Person on Section 2.7(iv)(j), to the extent provided, represent estimates of the aggregate amounts payable by Arq or its Subsidiaries to each such Person as of December 31, 2022.
“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of either Arq’s or ADES’ Business Systems.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.
“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Arq or ADES, respectively, in the conduct of its business.
“Cash” means all (a) cash and cash equivalents, and (b) marketable securities, in each case, determined in accordance with GAAP, consistently applied.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Law” means the Companies (Jersey) Law 1991.
“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by Arq or any of its Subsidiaries that is necessary for or used in the Arq Business.
“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights.
“Company Registered IP” means all Company IP Rights that are owned by or exclusively licensed to Arq or its respective Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered Copyrights, and registered Trademarks (including domain names) and all applications for any of the foregoing.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 17, 2021, as amended to date, by and between Arq and ADES.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Purchased Interests Acquisition and the other transactions contemplated by this Agreement.
“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guideline or recommendation by any Governmental Body or public health agency in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and all guidelines and requirements of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention, such as social distancing, cleaning, and other similar or related measures.
“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to Arq or ADES, to the conduct of the applicable business, or to any of the Business Systems or any Business Data: (i) ADES’ or Arq’s, as applicable, own rules, policies, and procedures; (ii) all applicable laws, rules and regulations; (iii) industry standards applicable to the industry in which the applicable business operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which either Arq or ADES has entered or by which it is otherwise bound.
“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium), including any personal information protected under applicable laws, rules, or regulations.
“Debt Financing Sources” means the agents, arrangers, lenders and other similar entities that have committed to provide or arrange the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) in connection with the transactions contemplated hereby, together with their respective Affiliates and such entities’ (and their respective Affiliates’) officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their successors and permitted assigns.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effect” means any effect, change, event, circumstance, or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered in a proceeding at Law or in equity).
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” with respect to ADES or Arq as the context requires, means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with ADES or Arq as a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.
“Escrow Agent” means Computershare Trust Company, or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by ADES, Arq and the Escrow Agent, substantially in the form of Exhibit E.
“Escrow Shares” means 833,914 shares of ADES Series A Convertible Preferred Stock.
“Exchange Act” means the Securities Exchange Act of 1934.
“FIRPTA” means Sections 897, 1445 and 6039C of the Code and, in each case, the Treasury Regulations promulgated thereunder.
“FIRPTA Application Notice” means a duly completed notice made pursuant to Treasury Regulations Section 1.1445-1(c)(2)(i)(B), executed under penalties of perjury, that Arq (or other relevant Person) has applied to the IRS for a FIRPTA Withholding Certificate.
“FIRPTA Withholding Certificate ” means a certificate issued by the IRS pursuant to Section 1445(c) of the Code and Treasury Regulations Section 1.1445-3, which reduces or eliminates the amount of Tax required to be withheld by ADES or any of its Affiliates from any consideration or other amount otherwise payable pursuant to this Agreement under FIRPTA.
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved, or IFRS.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products, 1,4-Dioxane, per- and polyfluoroalkyl substances, polychlorinated biphenyls, and friable asbestos.
“Highview” means Highview Enterprises Limited, a limited company organized in the United Kingdom.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect from time to time applied consistently throughout the periods involved.

“Incentive Plans” means (i) the 2018 Omnibus Incentive Plan and (ii) the 2022 Omnibus Incentive Plan.
“Indebtedness” of any Person shall mean, without duplication, and as determined in accordance with GAAP: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or the deferred purchase price of products or services, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) all obligations as lessee that would be required to be capitalized in accordance with GAAP or (d) any unpaid interest, fees, expenses, prepayment, charges or premium owing by such Person with respect to any indebtedness of a type described herein; provided, that Indebtedness shall not include liabilities, operating leases, accrued expenses and the endorsement of negotiable instruments for collection in the Ordinary Course of Business.
“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, (including any and all provisionals, continuations, continuations-in-part, continued prosecution, divisionals and patents of addition; requests for, and grants of, continued examination, extensions, supplemental protection certificates, re-examinations, post-grant confirmations or amendments, counterparts claiming priority from, or reissues of, any of the foregoing; and any patents or patent applications that claim priority to or from any of the foregoing) and all rights to claim priority arising from or related to any of the foregoing (collectively, “Patents”); (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (c) copyrights and works of authorship, whether or not copyrightable (“Copyrights”); (d) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefore, and the goodwill associated therewith (collectively, “Trademarks”); (f) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law) ( “Trade Secrets”), non-public information, and confidential information, know-how, business and technical information, and rights to limit the use or disclosure thereof by any Person; (g) mask works; (h) domain names; (i) proprietary databases and data compilations and all documentation relating to the foregoing; and, including in each case any and all (1) rights under which an employee, inventor, author or other person is obligated to assign ownership any of the foregoing; (2) registrations of, applications to register, and renewals of, any of the foregoing with or by any Governmental Body in any jurisdiction throughout the world, (3) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (4) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.
“IRS” means the United States Internal Revenue Service.
“Key Employee” means, with respect to Arq or ADES, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Operating Officer of such Party.
“Knowledge” means (a) with respect to Arq, the actual knowledge of the individuals listed in Exhibit A to the Arq Disclosure Schedules, after due inquire by each such individual of each such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question and (b) with respect to the ADES and its Subsidiaries, the actual knowledge of the individuals listed in Exhibit A to the ADES Disclosure Schedules, after due inquire by each such individual of each such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, order, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Most Recent Balance Sheet” means the unaudited consolidated balance sheet for Arq and its Subsidiaries as of November 30, 2022.
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of ADES Common Stock are then listed.
“Ordinary Course of Business” means, in the case of each of Arq and ADES, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Party” or “Parties” means Arq and ADES.
“Permitted Encumbrance” means those liens described on Section 1.1 of the ADES Disclosure Schedule and: (a) any liens for current Taxes not yet delinquent or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Arq Financial Statements, or in the ADES Financial Statements, as applicable; (b) any liens reflected in the Arq Financial Statements or in the ADES Financial Statements, as applicable; (c) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of any of Arq or ADES, as applicable; (d) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (f) imperfections or irregularities of title and other liens that would not, individually or in the aggregate, reasonably be expected to materially interfere with the operations of the business of Arq or ADES, as applicable, and its Subsidiaries taken as a whole as currently conducted; (g) zoning, planning, public rights of way, and other similar governmental limitations and restrictions, and all rights of any Governmental Body to regulate any property; (h) any purchase money lien arising in the Ordinary Course of Business on property other than real property; (i) any liens the existence of which are disclosed in the notes to the consolidated financial statements of ADES included in the ADES SEC Documents, and (j) non-exclusive licenses of Intellectual Property granted by any of Arq or ADES, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; (k) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, to the extent that such liens have not attached or been perfected; and (l) any such matters of record, liens (other than liens securing Indebtedness for borrowed money) and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Arq or ADES, as applicable, and its Subsidiaries as currently conducted.
“Person” means any individual, Entity or Governmental Body.
“PIPE Investment” means the acquisition of shares of common stock of ADES pursuant to subscription agreements between ADES and the investors party thereto whereby such investors have agreed to purchase from ADES shares of common stock of ADES at a price of $4.00 per share.

“Privacy Laws” means all applicable Laws relating to privacy, data protection and security, export, transfer and the collection and use of personal information.
“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Restricted Person” means any Person that: (a) is identified on any list of restricted Persons maintained under any of the Anti-Money Laundering, Anti-Terrorism and Sanctions Laws; (b) resides in, is organized under the laws of or chartered in a country, region or territory that is the target of comprehensive, territory wide sanctions under any Sanctions Program (a “Sanctioned Country”); or (c) is owned or controlled by or acting for or on behalf of, any Person described in clauses (a) or (b) above.
“Sanctions Programs” means any of the sanctions programs and related Law administered by (a) the U.S. government, including those administered by the Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, in each case, as renewed, extended, amended, or replaced.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” of any Person means an Entity that, directly or indirectly, owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity. For purposes of this Agreement, no Tinuum Entity is a Subsidiary of ADES or any of its Subsidiaries.
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover Law applicable to this Agreement.
“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Tax Sharing Agreement” means any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

“Tinuum Entities” means Tinuum Group, LLC, Tinuum Services, LLC and each of their respective Subsidiaries.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

ADES	Preamble
ADES Benefit Plan	3.18(a)
ADES Board	Recitals
ADES Business	3.4(b)
ADES Common Stock	Recitals
ADES Disclosure Schedule	Section 3
ADES Material Contracts	3.12(a)
ADES Preferred Stock	3.5(a)
ADES Real Estate Leases	3.1
ADES Released Claims	4.12(a)
ADES Released Party	4.12(b)
ADES Releasing Party	4.12(a)
ADES SEC Documents	3.26(a)
ADES Series A Convertible Preferred Stock	Recitals
ADES Stock Plan	3.5(c)
ADES Stockholders Meeting	4.1(b)
Anti-Bribery Laws	2.22
Arq	Preamble
Arq $0.001 Ordinary Shares	2.5(a)
Arq $0.10 Ordinary Shares	2.5(a)
Arq 401(k) Plans	4.9
Arq Benefit Plan	2.17(a)
Arq Board	Recitals
Arq Business	2.4(b)
Arq Company	2.12(a)
Arq Disclosure Schedule	Section 2
Arq Financial Statements	2.6(a)
Arq Insurance Policies	2.21
Arq Material Contracts	2.12(a)
Arq Options	2.5(b)
Arq Ordinary Shares	2.5(a)
Arq Preferred Shares	2.5(a)
Arq Real Estate Leases	2.1
Arq Released Claims	4.12(b)
Arq Released Party	4.12(a)
Arq Releasing Party	4.12(b)

Arq Series B Preferred Shares	2.5(a)
Arq Series C Preferred Shares	2.5(a)
Arq Subsidiaries	2.1(c)
Arq Subsidiary	2.1(c)
Arq Warrants	2.5(b)
Arq Year-End Financial Statements	2.6(a), 2.6(a)
Closing	1.2(a)
Closing Date	1.2(a)
Common Share Consideration	Recitals
Contribution Agreements	Recitals
Conversion Approval	4.1(a)
Covered Individual	4.8
D&O Indemnified Parties	4.3(a)
FIRPTA Application Documentation	1.2(b)(iii)
FIRPTA Refund Amount	4.4(c)(i)
Liability	2.8
Material Customers	2.14(a)
Material Suppliers	2.14(a)
Pre-Closing Contribution	Recitals
Preferred Share Consideration	Recitals
Preferred Stock Designation	Recitals
Proxy Statement	4.1(a)
Purchased Interests	Recitals
Purchased Interests Acquisition	1.1
Purchased Subsidiaries	Recitals
Registration Rights Agreement	Recitals
Registrations	2.13(b)
Required Withholding Amount	4.4(b)(i)(B)
Risk Factors	Section 3
Waived 280G Benefits	4.8
Wind Down Budget	4.14

EXHIBIT B
Purchased Subsidiaries

2.1Arq LLC, a Delaware limited liability company
2.2Wharncliffe Asset Management LLC, a Delaware limited liability company
2.3Spate Holdings LLC, a Delaware limited liability company
2.4Arq Series B, LLC, a Delaware limited liability company
2.5Arq UK Management Limited, a company incorporated and registered in England
2.6Arq International Limited, a company incorporated and registered in England
2.7Arq IP Limited, a company incorporated and registered in England